             As filed with the Securities and Exchange Commission on
                                April ____, 2001
                              Registration No. 333-
  -----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                         FIRST WASHINGTON FINANCIALCORP
             (Exact name of Registrant as Specified in Its Charter)

                                   NEW JERSEY
         (State or other jurisdiction of incorporation or organization)

                                   52-2150671
                     (I.R.S. Employer Identification Number)

                           US ROUTE 130 & MAIN STREET
                            WINDSOR, NEW JERSEY 08561
                                 (609) 426-1000
          (Address, including zip code, and telephone number, including area code, of agent for service)

                         C. HERBERT SCHNEIDER, PRESIDENT
                         FIRST WASHINGTON FINANCIALCORP
                           US ROUTE 130 & MAIN STREET
                            WINDSOR, NEW JERSEY 08561
                                 (609) 426-1000
            (Name, address, including zip code and telephone number,
                   including area codes, of agent for service)

                                 WITH A COPY TO
                            ROBERT A. SCHWARTZ, ESQ.
                         WINDELS MARX LANE & MITTENDORF
                             120 ALBANY STREET PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08901
                                 (732) 846-7600

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                         [ ]____________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                         [ ]____________________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                         [ ]____________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                                         [ ]____________________


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                           CALCULATION OF REGISTRATION FEE

====================================================================================================================

Title of Securities to   Amount to be        Proposed Maximum     Proposed Maximum          Amount of
be Registered            Registered          Offering Price (1)   Aggregate Offering        Registration Fee
                                             Per Share            Price
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par
value per share               400,000              $15.00                $6,000,000                 $1,500
====================================================================================================================
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

                         FIRST WASHINGTON FINANCIALCORP
                         Cross Reference Sheet Form SB-2



Items of Form SB-2                        Prospectus Caption or Location
------------------                        ------------------------------

1.  Front of Registration Statement
    and Outside Front Cover Page
    of Prospectus ......................  Facing Page of Registration Statement;
                                          Front Cover Page of Prospectus
2.  Inside Front and Outside Back
    Cover Pages of Prospectus ..........  Inside Front Cover Page; Outside Back
                                          Cover Page; TABLE OF CONTENTS

3.  Summary Information and
    Risk Factors .......................  OFFERING SUMMARY; RISK FACTORS

4.  Use of Proceeds ....................  USE OF PROCEEDS

5.  Determination of Offering Price ....  THE OFFERING - Determination of
                                          Offering Price

6.  Dilution ...........................  Not Applicable

7.  Selling Security Holders ...........  Not Applicable

8.  Plan of Distribution ...............  THE OFFERING - Sale of Common Stock

9.  Legal Proceedings ..................  THE COMPANY - Legal Proceedings

10. Directors, Executive Officers,
    Promoters and Control Persons ......  MANAGEMENT - Board of Directors &
                                          Executive Officers

11. Security Ownership of Certain
    Beneficial Owners and Management ...  MANAGEMENT - Stock Ownership of
                                          Management and Certain Shareholders

12. Description of Securities ..........  DESCRIPTION OF THE COMPANY'S
                                          SECURITIES

13. Interest of Named Experts
    and Counsel ........................  Not Applicable

14. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities ....................  Not Applicable

15. Organization Within Last
    Five Years .........................  MANAGEMENT - Certain Transactions with
                                          Management

16. Description of Business ............  THE COMPANY

17. Management's Discussion and
    Analysis or Plan of Operation ......  MANAGEMENT'S DISCUSSION AND ANALYSIS
                                          OF FINANCIAL CONDITION AND RESULTS OF
                                          OPERATIONS

18. Description of Property ............  THE COMPANY - Description of Property

19. Certain Relationships and
    Related Transactions ...............  MANAGEMENT - Certain Transactions
                                          with Management

20. Market for Common Equity and Related
    Stockholder Matters ................  OFFERING SUMMARY; DESCRIPTION OF THE
                                          COMPANY'S SECURITIES

21. Executive Compensation .............  MANAGEMENT - Executive Compensation;
                                          Employment Agreements; 1997 Stock
                                          Option Plan; Director Compensation;
                                          1999 Stock Option Plan

22. Financial Statements ...............  INDEX TO CONSOLIDATED FINANCIAL
                                          STATEMENTS

23. Changes in and Disagreements with
    Accountants on Accounting and
    Financial Disclosure ...............  Not Applicable

PROSPECTUS
----------
                         FIRST WASHINGTON FINANCIALCORP

                                 _______ SHARES
                    (subject to increase to ________ Shares)
                                       OF
                           COMMON STOCK, NO PAR VALUE

                                $______ Per Share

         We are a bank holding company under the Bank Holding Company Act of 1956, as amended, incorporated under the laws of New Jersey. Our common stock is traded on the OTC Bulletin Board under the symbol "FWFC". Our subsidiary is First Washington State Bank, a New Jersey state chartered commercial bank which opened for business in 1989. The bank is a full service commercial bank which operates through its main office located in Windsor, New Jersey, and ten branch offices located in Allentown, East Windsor, Freehold, Hamilton Square, Jackson, Lakewood, West Windsor and Whiting, New Jersey. At December 31, 2000, there were 2,569,371 shares of our common stock outstanding, and we had total assets of $274.3 million.

         We are offering for sale up to ________ shares of our common stock, no par value, at a price of $____ per share, for a total of $_____ million. We may increase the amount of the offering up to a total of _______ shares for a total offering amount of $______ million.

         Prior to __________, 2001, shares will be offered only to our existing shareholders of record in a public offering as of _________, 2001. The offering to our existing shareholders (also referred to as the rights offering) consists of a nontransferable priority right to purchase shares. Any shares offered and not sold in the rights offering shall, beginning on ________, 2001, be made available for sale to the general public. The price at which the shares are sold in the rights offering will be the same as the price in the public offering. The subscription period for the offering of our shares will end on the earlier of
(i) our receipt of subscriptions for ______________ shares (unless we increase to ______ the number of shares), or (ii) at 5:00 p.m., New Jersey time, on ______________, 2001 (unless we extend the subscription period, for additional period not to exceed 180 days).

         We are selling these shares through the efforts of certain of our officers and directors, without the use of an underwriter or broker. Until we accept subscriptions, we will hold subscription payments in a non-interest-bearing account. Payments for subscriptions that are not accepted will be returned without interest or deduction. The minimum subscription amount per subscriber is 100 shares.

                                ----------------

         THE PURCHASE OF THE COMMON STOCK INVOLVES VARIOUS INVESTMENT RISKS WHICH YOU SHOULD CONSIDER CAREFULLY BEFORE YOU INVEST. SEE "RISK FACTORS" BEGINNING ON PAGE __ OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved the common stock or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         The shares of common stock are not bank deposits and are not secured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         =======================================================================

                                    Price to Public      Proceeds to Company (1)
         -----------------------------------------------------------------------
         Per Share
         -----------------------------------------------------------------------
         Total ( _____ Shares)(2)   $                    $
         =======================================================================

-----------
(1) Before deduction of expenses of the offering payable by the company estimated at $100,000.
(2) Subject to increase to __________ shares, with a corresponding total price to the public of $_________ and corresponding proceeds to the company of $___________.

                The date of this prospectus is ___________, 2001

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Offering Summary .......................................................
Risk Factors ...........................................................
Use of Proceeds ........................................................
The Offering............................................................
Capitalization..........................................................
Market Price of and Dividends on the Common Stock.......................
Consolidated Selected Financial and Other Data..........................
Management's Discussion and Analysis of Financial
  Condition and Results of Operations ..................................
Recent Accounting Pronouncements........................................
The Company.............................................................
Regulation and Supervision .............................................
Management .............................................................
Stock Option Plans .....................................................
Description of the Company's Securities ................................
Transfer Agent .........................................................
Legal Matters...........................................................
Experts ................................................................
Where You Can Find Additional Information ..............................
Index to Financial Statements ..........................................   F-1

                                OFFERING SUMMARY

         The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the consolidated financial statements and notes. References to "we", "our", "us", and the "company" refer to First Washington FinancialCorp and its subsidiaries on a consolidated basis, unless stated otherwise. References to the "bank" refer to First Washington State Bank, unless stated otherwise.


First Washington FinancialCorp

         First Washington FinancialCorp is a bank holding company registered with the Board of Govenors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, incorporated under the laws of New Jersey. We are the holding company for First Washington State Bank, a New Jersey state chartered commercial bank. The bank is a full service commercial bank which provides a wide range of business and consumer financial services. Our target marketplace includes areas of Mercer, Monmouth and Ocean Counties, New Jersey. The bank operates through its main office located in Windsor, New Jersey, and ten branch offices located in Allentown, East Windsor, Freehold, Hamilton Square, Jackson, Lakewood, West Windsor and Whiting, New Jersey. The bank's deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits.

         We intend to use the proceeds of this offering as working capital for general corporate purposes, and to fund our continued expansion. Since December 31, 1996, our assets have grown by $134.6 million, or 96.4%. We have opened six new offices since 1996, with the last four coming in the past two years. We believe that through the continued big bank consolidation occurring throughout New Jersey, opportunities will arise for the Bank to expand into communities underserved by the large, multi-state financial institutions. Our expanded capital base will allow us to take advantage of these opportunities, and grow in a safe and sound manner. In addition, a larger capital base will permit the bank to make larger loans, and to better penetrate our market areas.

         As of December 31, 2000, we had total assets of $274.3 million, net loans of $152.9 million, total deposits of $246.7 million and total shareholders' equity of $18.1 million. See page F-2.

         The following is a summary of our financial highlights and strategies:

         o Earnings Increases -- We produced net income of $2.2 million in 2000, an increase of 11.2% over net income for 1999, and a cumulative increase of 34.2% over net income for 1998.

         o Strategic Growth-- It is our strategic plan to continue to grow our franchise in both asset size and locations at a controlled, but steady pace. In 2000, we opened two new full service branches, and increased our asset size by 12.6 %, to $274.3 million. This follows our progress during 1999, in which we also opened two new branches and increased our asset size by 17.3% over the previous year. In the future, we hope to take advantage of opportunities to acquire new customers or branch locations. We believe the recent wave of bank consolidations creates opportunities for us to enhance the value of our franchise and that our steady asset growth and expansion will allow us to continue to safely build our franchise value. We believe these strategies enhance our long-term prospects.

         o Community-Based Institution -- Through the continuing trend of bank consolidations in New Jersey, many locally based community banks serving Central New Jersey have been acquired by larger, regional and multi-state institutions. These institutions are generally not headquartered within the Central New Jersey marketplace. We are committed to serving our local communities by providing customers access to senior bank officers and decision-makers.

         o Product Line Expansion-- New products and services helped stimulate our growth during 2000. Deposit growth was enhanced by the expansion of the "Senior Now Direct Account", which was implemented to provide senior citizens with an attractive package of convenient banking services, the introduction of "Physicians Presidential Banking" to cater to the many medical professionals in our market, and the "Commercial Equity Line of Credit Account", to permit businesses to use longer term lines of credit. We also introduced our VISA Check Card and 24 hour telephone banking. In 2001, we plan to make available "ExecuBanc" to provide on-line banking services, and we are looking at ways to expand our products beyond traditional banking products, such as insurance activities and other non-banking lines of business, to enhance our non-interest income.


Risk Factors

         There are certain risks associated with an investment in our common stock. Before you decide to purchase our common stock, you should read the Risk Factors section beginning on page ___ of this prospectus.


The Offering

Securities Offered .........  _______ shares of common stock, no par value
                              (subject to increase at our discretion to _______ shares).

Subscription Price .........  $__________ per share.

Rights Offering ............  Initially we are offering shares exclusively to existing shareholders of our common stock as of _________, 2001. Each existing shareholder has a non-transferable priority right to purchase shares, up to the maximum allowable number of shares in this offering. The rights offering will expire on _________, 2001.

Public Offering ............  Beginning on _____________, 2001, any shares not sold in the rights offering to existing
                              shareholders will be offered to the public. The public offering will expire on _____________, 2001, unless we extend the offering until a date not later than _________, 2001.

Common Stock Outstanding
Prior to the Offering ......  2,569,371 shares.

Common Stock Outstanding
After the Offering .........  _____________ if _____________  shares are sold.

                              _____________ if _____________  shares are sold.


Use of Proceeds ............  The net proceeds of this offering will be used to provide working capital for general corporate purposes and to fund our continued growth.

Minimum/Maximum
Subscription ...............  The minimum subscription amount per investor is
                              100 shares. Unless waived by us, no subscriber or group of subscribers may purchase more than 5% of the shares of common stock we are offering.

                              However, existing shareholders may purchase the amount of shares necessary to ensure that his or her percentage of ownership of the common stock after the offering is equal to his or her ownership percentage prior to the offering, even if more than 5% of the offering.

Subscriptions by
Management .................  Our directors and executive officers have indicated an intention to subscribe for in the aggregate, ____ shares of the common stock.

Market For Securities ......  The shares are not listed on any exchange or on the NASDAQ system. The shares are traded on the over the counter market with quotes available through the OTC Bulletin Board.

Plan of Distribution .......  Shares are being offered and sold by certain of our officers and directors. Subscription funds received by us will be held in a non-interest bearing account until accepted by us. We may reject any subscription at our discretion. We may accept subscriptions all at one time or from time-to-time at our discretion, and we may accept or reject subscriptions at our discretion. Subscriptions not accepted by us will be returned without interest or deduction.

If the Rights Offering is
Oversubscribed .............  If existing shareholders oversubscribe for shares in the rights offering, we will accept
                              subscriptions from each shareholder for the number of shares subscribed for but reduced by the percentage of that shareholder's subscription amount relative to the entire offering amount. For example, if the rights offering is oversubscribed by 10%, we will reduce the amount of each shareholder's subscription that we accept by 10%.



Consolidated Selected Financial and Other Data

         You should read the following selected information in conjunction with our consolidated financial statements and the notes to the consolidated financial statements, appearing in this prospectus on page F-1. The selected financial data at or for the periods ended December 31, 2000, 1999 and 1998 were derived from our audited consolidated financial statements for the respective periods.


                              INCOME STATEMENT DATA
          (dollars in thousands, except percentages and per share data)

                                                For the years ended December 31,
                                              ----------------------------------
                                                 2000         1999         1998
                                              --------      -------      -------
Interest income............................   $ 18,420      $15,718      $13,543
Interest expense...........................      9,515        7,576        6,601
                                              --------      -------      -------
     Net interest income...................      8,905        8,142        6,942
Provision for loan losses..................        255          210          660
                                              --------      -------      -------
Net interest and dividend income
after provision for loan losses............      8,650        7,932        6,282
Non-interest income........................      1,426        1,419        1,863
Non-interest expense.......................      7,598        7,083        6,216
                                              --------      -------      -------
Income before income tax expense...........      2,478        2,268        1,929
Income tax expense.........................        326          333          325
                                              --------      -------      -------
Net income.................................   $  2,152      $ 1,935      $ 1,604
                                              ========      =======      =======

                                 PER SHARE DATA

                                                For the years ended December 31,
                                              ----------------------------------
                                                 2000         1999         1998
                                              --------      -------      -------
Net income - basic.........................     $0.84        $0.75        $0.62
Net Income -diluted........................     $0.81        $0.72        $0.60

                               BALANCE SHEET DATA
          (dollars in thousands, except percentages and per share data)

                                                         At December 31,
                                              ----------------------------------
                                                 2000         1999         1998
                                              --------      -------      -------
Total Assets...............................   $274,275     $243,486     $207,490
Loans, net.................................    152,860      135,368      114,486
Investment securities-available for sale...     38,776       37,243       31,342
Investment securities-held-to-maturity.....     13,958        6,086        5,886
Mortgage-backed securities
  available-for-sale.......................     47,556       43,865       35,903
Deposits...................................    246,685      221,374      188,600
Stockholders' equity.......................     18,131       14,929       14,353


                            SELECTED OPERATING RATIOS
          (dollars in thousands, except percentages and per share data)

                                                         At December 31,
                                              ----------------------------------
                                                 2000         1999         1998
                                              --------       ------      -------
Return on average assets...................     0.84%        0.85%         0.86%
Return on average shareholders' equity.....    13.36        13.11         11.80
Net interest margin (1)....................     4.00         4.14          4.23
Equity to assets...........................     6.26         6.48          7.29


                          SELECTED ASSET QUALITY DATA,
                        CAPITAL AND ASSET QUALITY RATIOS
          (dollars in thousands, except percentages and per share data)

                                          At or for the Years Ended December 31,
                                          --------------------------------------
                                           2000             1999           1998
                                          ------           ------         ------
Leverage ratio.........................     6.74%           6.56%          7.12%
Non-accrual loans/total assets.........     0.17%           0.01%          0.01%
Non-performing assets/total assets.....     0.10%           0.00%          0.01%
  other real estate owned..............     0.10%           0.00%          0.04%
Allowance for loans losses/
  total loans..........................     1.21%           1.19%          1.26%
Allowance for loan losses/non-
  performing assets....................       NM              NM             NM
Net charge-offs/average total loans....     0.02%           0.03%          0.22%
---------------
(1) The net interest margin is calculated by dividing net interest income by average interest earning assets.
NM - Not meaningful.

                                  RISK FACTORS

         You should consider the following risk factors in addition to the other information in this prospectus before investing in our common stock.

         Certain statements in this prospectus are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "believes," "expects," is or are "expected" and "anticipated." These forward-looking statements are based on our current expectations. The risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements.


The lack of liquidity of our common stock may inhibit the sale or value of your shares.

         Our common stock is traded on the over the counter market and listed with the OTC Bulletin Board. At least one market maker acts as principal in effecting transactions for our common stock. However, the volume of trading of our shares has traditionally been very low. Without an active trading market in our common stock, you may not be able to sell your shares at the price paid in this offering. Further, if there should be a time when no market maker acts as principal for effecting transactions in our shares, it may be difficult for you to sell your shares promptly. We are undertaking this offering without the assistance of an underwriter or broker/dealer. It is therefore unlikely that this offering will result in a significant increase in trading volume and liquidity in our stock.


Our continued growth may negatively affect profitability.

         Since December 31, 1998, our asset size has grown 32.2% and we have added four new branches. Our business plan calls for our continued expansion. This expansion may detrimentally impact our future profitability in several ways, including through potential loan losses and the need for future provisions to the loan loss reserve, and an increase in operating and other non-interest expenses associated with growth.

         Our continued growth and success also depends on the ability of our officers and key employees to manage our growth effectively, to attract and retain skilled employees and to expand the capabilities of our management information systems. Accordingly, there can be no assurance that we will be successful in managing our expansion and the failure to do so would adversely affect our financial position.


Defensive measures contained in the Certificate of Incorporation limit the ability of shareholders to exert control over the Board of Directors.

         Our Certificate of Incorporation contains certain provisions which have been adopted to permit the Board to act in the best interests of all shareholders in the event of an unsolicited takeover bid. These provisions may also have significant effects in limiting the ability of our shareholders to effect an immediate change in the composition of the Board of Directors and to otherwise exercise their voting power to affect the composition of the board or to accept an offer which the shareholders may consider to be in their best interests but which the Board does not accept. In general, these provisions provide for (i) a classified Board of Directors; (ii) that directors may not be removed by shareholders without cause; (iii) that the affirmative vote of 66 2/3% of the outstanding shares of common stock are required to approve a merger, consolidation or sale of substantially all of the company's assets, unless the proposed transaction is approved by a majority of the Board of Directors; and
(iv) prior notice of any shareholder nominations and proposals.


The offering price of our securities has been determined by our Board of Directors.

         The offering price of our shares in this offering is not based primarily upon the market price of the stock, but rather by the company's own valuation of its shares. Therefore, an investor who purchases shares in this offering and later wishes to sell those shares may not receive a price equal to the offering price.


We have not historically paid cash dividends.

         We have not historically paid cash dividends on our common stock. Rather, we have retained our earnings to augment our shareholders' equity and provide capital for future growth. Although the Board will review our dividend policy on an ongoing basis, we currently do not intend to pay cash dividends for the foreseeable future. The common stock should not be purchased by persons who need or desire dividend income from their investment.


Future offerings of our securities may dilute your ownership interest and the book value of your shares.

         Our determination of the amount of capital which we are seeking to raise in this offering was based, in part, on our historic growth. If, however, the capital raised in this offering is not enough to fund our future growth, we may sell additional shares of our stock in future offerings to raise additional capital. The sale of additional shares of our stock in the future may have the effect of diluting your voting interest and, depending upon the price we receive for such shares, diluting the book value of your shares.

Our results of operation depend upon the performance of our investment portfolio.

         For the year ended December 31, 2000, investment securities including mortgage-backed securities, made up 36.6% of our total assets. Income on investment securities made up 28.8% of our interest income in 2000. Our loan to deposit ratio is 62.7%. The return on our investment securities is affected by many factors, including the national economy and interest rates. Therefore, changes in the national economy or a dramatic shift in interest rates could adversely affect our net income.


Changes in local economic conditions could adversely affect our loan portfolio.

         Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services primarily to customers in Mercer, Monmouth and Ocean Counties, New Jersey, the counties in which we have branches. Therefore, any decline in the economy of New Jersey or these particular areas could have an adverse impact on us.

         Our loans, the ability of borrowers to repay these loans and the value of collateral securing these loans are impacted by economic conditions. Our financial results, the credit quality of our existing loan portfolio, and the ability to generate new loans with acceptable yield and credit characteristics may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, changes in interest rates, adverse employment conditions and the monetary and fiscal policies of the federal government. Although economic conditions in our primary market areas are strong and have aided our recent growth, we cannot assure you that these conditions will continue to prevail. We cannot assure you that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have a significant adverse effect on us.


Our allowance for loan losses may not be adequate to cover actual losses.

         Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and nonperformance. We believe that our allowance for loan losses is adequate to cover losses inherent in the loan portfolio. However, our allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses could materially and adversely affect results of our operations.

         Risks within the loan portfolio are analyzed on a continuous basis by management, by independent internal and external loan review functions and by the audit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and the appropriate level of loss reserves. Along with the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrowers, past and expected loan loss experience, and other factors management feels deserve recognition in establishing an adequate reserve. This risk assessment process is performed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. State and federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. Although we believe that our allowance for loan losses is adequate to cover anticipated losses, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. The need to take additional provisions could adversely affect our earnings.


We cannot predict how changes in technology will impact our business.

         The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

         o telecommunications;
         o data processing;
         o automation;
         o Internet-based banking;
         o telephone banking; and
         o debit cards and so-called "smart cards."

         Our ability to compete successfully in the future will depend, to a certain extent, on whether we can anticipate and respond to technological changes. We have recently introduced telephone banking and debit card services, and plan to implement a PC-based banking service in 2001. The successful operation and further development of these and other new technologies will likely require additional capital investments in the future. We cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.


We are in competition with many other banks, including larger commercial banks which have greater resources than us.

         The banking industry within the State of New Jersey is highly competitive. The bank's principal market area is served by branch offices of large commercial banks and thrift institutions. We also face competition from other companies which provide financial services, including consumer loan companies, credit unions, mortgage brokers, insurance companies, securities brokerage firms, money market mutual funds, internet banks and private lenders. In addition, in November of 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999 was passed into law. Among other things, the Act permits insurance companies and securities firms to acquire or form financial institutions, thereby further increasing the competition we face. A number of our competitors have substantially greater resources to expend upon advertising and marketing than we do, and their substantially greater capitalization enables them to make much larger loans. Our success depends a great deal upon our judgment that large and mid-size financial institutions do not adequately serve individuals and small businesses in our principal market area and on our ability to compete favorably for such customers. In addition to competition from larger institutions, we also face competition for individuals and small businesses from recently formed banks seeking to compete as "home town" institutions. Most of these new institutions have focused their marketing efforts on the smaller end of the small business market we serve.


The company is dependent on the bank as a source for dividends on the common stock.

         First Washington FinancialCorp is a legal entity separate and distinct from the bank. The company has no material assets other than its ownership of the bank. Earnings of the company are wholly dependent on the earnings of the bank, as the company has engaged in no significant operations of its own. Accordingly, the earnings of the company, and its ability to pay dividends on the common stock, are dependent on the receipt by the company of earnings of the bank in the form of dividends. Any restriction on the ability of the bank to pay dividends could significantly and adversely affect the ability of the company to pay dividends with respect to the common stock. The bank's ability to pay dividends or make other capital distributions to the company is governed by regulations imposed by the New Jersey Department of Banking and Insurance, the Federal Reserve and the Federal Deposit Insurance Corporation, the bank's primary regulators.


We may be subject to higher operating costs as a result of government regulation.

         We are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Federal Deposit Insurance Corporation's Bank Insurance Fund, rather than investors. Legislative and regulatory changes may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for non-bank competitors.

There is a risk that we may not be repaid in a timely manner, or at all, for loans we make.

         The risk of nonpayment (or deferred or delayed payment) of loans is inherent in commercial banking. Such nonpayment (or delayed or deferred payment) of loans to the bank, if they occur, may have a material adverse effect on our earnings and overall financial condition. Additionally, in compliance with applicable banking laws and regulations, the bank maintains an allowance for loan losses created through charges against earnings. As of December 31, 2000, the bank's allowance for loan losses was $1.9 million. The bank's marketing focus on individuals and on small to medium-size businesses may result in the assumption by the bank of certain lending risks that are different from or greater than those which would apply to loans made to larger companies. We seek to minimize our credit risk exposure through credit controls which include evaluation of potential borrowers, available collateral, liquidity and cash flow. However, there can be no assurance that such procedures will actually reduce loan losses.


The laws that regulate our operations are designed for the protection of depositors and the public, but not our shareholders.

         The federal and state laws and regulations applicable to our operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the deposit insurance funds and not for the purpose of protecting shareholders. These laws and regulations can materially affect our future business. Laws and regulations now affecting us may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change. We can give no assurance that future changes in laws and regulations or changes in their interpretation will not adversely affect our business.


The potential impact of changes in monetary policy and interest rates may negatively affect our operations.

         Our operating results may be significantly affected (favorably or unfavorably) by market rates of interest which, in turn, are affected by prevailing economic conditions, by the fiscal and monetary policies of the United States government and by the policies of various regulatory agencies. Our earnings will depend primarily upon our interest rate spread (i.e., the difference between income earned on our loans and investments and the interest paid on our deposits and borrowings). Like many financial institutions, we may be subject to the risk of fluctuations in interest rates, which, if significant, may have a material adverse effect on our operations.


                                 USE OF PROCEEDS

         We estimate the net proceeds of this offering to be $______ million, assuming a price of $______ per share (after deducting offering expenses of $100,000) if we sell _______ shares, and $______ million (after deducting offering expenses) if we exercise our option to increase the size of the offering and sell ___________ shares. These proceeds will be used as working capital for general corporate purposes and to fund our future growth while maintaining our capital at an acceptable level. In addition, a larger capital base will permit the bank to make larger loans, and to better penetrate our market areas.


                                  THE OFFERING
General

         We are offering _______ shares of our common stock at a price of $_____ per share, for a total of $______ million. Our Board of Directors has the discretion to increase the total amount of the offering to ______ shares, for a total of $_____ million. Offering expenses are estimated to be $100 thousand. The minimum number of shares required for a purchaser to participate in this offering is 100 shares. The maximum purchase for any investor or group of investors is 5% of the shares of common stock we are offering, unless we, in our sole discretion, accept a subscription for a greater number of shares. In addition, we will accept subscriptions from our existing shareholders for an amount in excess of 5% of the shares being offered in order to permit that existing shareholder's ownership percentage of the outstanding common stock after this offering to equal his or her ownership percentage prior to the offering.

Determination of Offering Price

         We have determined the offering price of the common stock in this offering through our own valuation of the shares and based upon the amount of additional capital needed for corporate purposes, rather than on the trading value of the common stock on the OTC Bulletin Board. Among the factors we took into consideration in determining the price for the common stock were the price to book value multiple indicated by the offering price (i.e., at an offering price of $_____ per share, the price would indicate a price to book value ratio of _____% as of __________, 2001), a review of our recent growth history and our expectations for our future performance, and consideration of the price for shares paid in recent offerings of de novo banks and bank holding companies in New Jersey.


Offering Period

         This offering of our common stock consists of two parts - the rights offering and the public offering. We are offering for sale a total of _______ shares of our common stock at a price of $______ per share. The price will be the same in both the rights offering and the public offering. We may increase the number of shares offered to a total of ________ for a total offering price of $___ million.

Rights Offering

         Initially, our existing shareholders will have a priority right to purchase our common stock. This rights offering is open to any shareholder of the company as of the record date, ____________, 2001. Any existing shareholder may purchase up to a maximum of 5% of the shares we are offering, unless we, in our sole discretion, accept a subscription for a greater number of shares. In addition, we will accept subscriptions from our existing shareholders for an amount in excess of 5% of the shares being offered in order to permit an existing shareholder's ownership percentage of the outstanding common stock after this offering to equal his or her ownership percentage prior to the offering.

         The rights offering will end on the earlier of (i) our receipt of subscriptions for _________ shares (unless we increase this amount to ________ shares, in which case the rights offering will end on the earlier of our receipt of subscriptions for _______ shares) in which case there will be no public offering, or (ii) at the commencement of the public offering on _________, 2001.

Public Offering

         Commencing _________, 2001, any shares of our common stock not sold in the rights offering will be offered to the general public in a public offering. We will accept subscriptions for our shares in the public offering until the earlier of (i) our receipt of total subscriptions (including subscriptions from the rights offering) for _________ shares (unless this amount is increased up to ________ shares, in which case the public offering will end on the earlier of our receipt of subscriptions for that number of shares), or (ii) at 5:00 p.m., New Jersey time, on __________, 2001 (unless we extend this date, at our sole discretion to a date not later than ____________, 2001).

         No investor or group of investors may purchase more than 5% of the total number of shares we are offering, unless we, in our sole discretion, accept a subscription for a greater number of shares.


Sale of Common Stock

         We are offering shares of our common stock on a best efforts basis. The shares are being sold through the efforts of certain of our officers and directors without the use of an underwriter. We will not pay any commissions on the sales of our stock. We will, however, reimburse these individuals for reasonable expenses they incur in connection with the offering.

How to Subscribe

         If you wish to subscribe for shares of our common stock, you must complete the steps set forth below before the offer ends. You may subscribe for whole shares only. The minimum subscription amount per subscriber is 100 shares.

         1) Complete and sign the subscription agreement which accompanies this prospectus;

         2) Make full payment of the entire purchase price for the shares subscribed in United States currency by check, or money order payable to First Washington FinancialCorp; and

         3) Deliver the subscription agreement, together with the payment described above, to First Washington FinancialCorp, U.S. Route 130 & Main Street, Windsor, New Jersey 08561, Attn: Nora Rauscher.

         No minimum subscription amount is required before we accept subscription funds. Pending acceptance of subscription funds by us, we will hold funds in a non-interest bearing account. We may reject any subscription at our discretion. We may accept subscriptions all at one time, or from time-to-time, at our discretion. In the event any subscription is not accepted, those subscription funds will be returned without interest or deduction.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 2000 and as adjusted to give effect, after deducting offering expenses, to the sale of the common stock by this prospectus, at an offering price of $______ per share.

                                                                           December 31, 2000
                                                                 Actual  As Adjusted for this Offering
                                                                          Shares Sold      Shares Sold
                                                              ----------------------------------------
                                                                         (dollars in thousands)
Shareholders' equity
Preferred stock, no par value, 1,000,000 shares
  authorized, no shares issued or outstanding.............        $-0-       $-0-              $-0-
Common stock no par value, 10,000,000 shares
  authorized, 2,569,371shares issued and outstanding .....     16,945
Retained earnings                                               1,322      1,322             1,322

Accumulated other comprehensive income(loss)..............       (136)      (136)             (136)
                                                              ----------------------------------------

            Total shareholder's equity....................    $18,131

Book value per share......................................      $7.06

The following tables set forth our capital ratios for both the company as of December 31, 2000, and as adjusted to give effect, after deducting offering expenses, to the sale of the common stock offered by this prospectus at an offering price of $________ per share, as well as the minimum required regulatory capital.


First Washington FinancialCorp
--------------------------------------------------------------------------------------------------------------------
                                                December 31, 2000            As Adjusted             For Capital
                                                     Actual               _______ /  _______      Adequacy Purposes
                                                                            Shares Sold (1)
--------------------------------------------------------------------------------------------------------------------
Risk-based Capital:
--------------------------------------------------------------------------------------------------------------------
Total capital (to risk-weighted assets)              11.00%                 12.81% / 13.61%           8.00%
--------------------------------------------------------------------------------------------------------------------
Tier I Capital (to risk-weighted assets)              9.98%                 11.80% / 12.59%           4.00%
--------------------------------------------------------------------------------------------------------------------
Tier I capital (to average assets)                    6.74%                   8.00% / 8.55%           4.00%
--------------------------------------------------------------------------------------------------------------------

---------------
(1) Assumes that net proceeds are invested in U.S. Government Agency securities, risk-weighted at 20%.

Market for the Common Stock

     Our common stock is traded on the over-the-counter market and listed on the OTC Bulletin Board under the symbol "FWFC." A requirement for inclusion on the OTC Bulletin Board is that there be at least one market maker for the common stock. Acting as a market maker involves the publication of "bid" and "ask" prices and maintaining the ability, subject to compliance with various securities laws and other regulatory requirements, to act as principal in effecting transactions in reasonable quantities at the quoted prices. At the date of this prospectus, the OTC Bulletin Board listed four market makers acting as principals with regard to our common stock.

         The following table shows the high and low bid price for the common stock on the OTC Bulletin Board for the last two fiscal years. High and low bid prices reported on the OTC Bulletin Board reflect inter-dealer quotations, without retail markup, mark-down or commissions, and may not necessarily represent actual transactions.


                                    2001
                          High                Low
                          ----                ---
1st Quarter ..........   $17.50             $14.12


                                    2000
                          High                Low
                          ----                ---
1st Quarter ..........   $17.25             $12.00
2nd Quarter ..........   $16.13             $15.09
3rd Quarter ..........   $16.59             $15.09
4th Quarter ..........   $16.50             $14.12

                                   1999
                          High                Low
                          ----                ---
1st Quarter ..........   $16.48             $14.96
2nd Quarter ..........   $17.54             $15.68
3rd Quarter ..........   $17.25             $15.75
4th Quarter ..........   $17.25             $12.00


         The Company has historically not paid cash dividends, but has declared annual stock dividends or stock splits. The market prices above are adjusted to account for (i) a 5% stock dividend declared on August 11, 1999, and (ii) a four-for-three stock split declared on September 13, 2000.

         As of December 31, 2000, the company had 488 shareholders of record.



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    OVERVIEW

We were founded in 1989 with the goal of providing high quality products and superior, personal customer service to individuals and businesses in the markets surrounding our office locations. Since we opened our first office in Windsor, New Jersey in December 1989, we have sought new locations with business communities underserved by the state's larger financial institutions. Our strategy of providing local, community based financial products and services has led us to grow to eleven offices, with our newest four offices opening in 1999 and 2000. We will continue to seek new locations in markets with a strong, small business community. We believe we can meet the needs of these customers faster and more efficiently than large, multi state institutions, while maintaining our excellent history of credit quality and producing a return for our shareholders. We also believe that the continuing consolidation within our New Jersey market place will continue to provide us with opportunities to acquire customers who are not adequately served.

                              RESULTS OF OPERATIONS
               YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

For the year ended December 31, 2000 we recognized net income of $2.2 million or $0.84 per share-basic compared to net income of $1.9 million, or $0.75 per share-basic for the year ended December 31, 1999.

At December 31, 2000, our total assets reached $274.3 million, an increase of 12.6% over total assets at December 31, 1999, our net loans totaled $152.9 million, an increase of 12.9% over net loans at December 31, 1999 and our deposits totaled $246.7 million, an increase of 11.4% over total deposits at December 31, 1999. Our continued growth has occurred both in our existing markets and through our new office locations in Whiting and East Windsor, New Jersey (both opened in 1999) and Lakewood and Hamilton Square, New Jersey (both opened in 2000).

Our results of operations depend primarily on net interest income, which is the difference between the interest earned on interest-earning assets and the interest paid on deposits and funds borrowed to support those assets. Net interest margin is a function of the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities. Net income is also affected by the amount of non-interest income (primarily service fees on deposit accounts) and operating expenses.

Net Income. For the year ended December 31, 2000, we recognized a net income of $2.2 million, an increase of $217 thousand from income of $1.9 million for the year ended December 31, 1999. The period to period increase in reported net income is attributable to an increase in our net interest income, partially offset by an increase in non-interest expense, as we incurred increased salary, employee benefit and occupancy expenses in connection with our new office locations and overall growth.

Interest Income. Total interest income increased $2.7 million, or 17.2%, to $18.4 million for the year ended December 31, 2000 from $15.7 million in 1999. This increase in interest income primarily reflects an increase in our average balance of earning assets, as well as an increase in rates reflecting general increases in market rates of interest. Average balances increased by $17.6 million for loans, $5.9 million for investment securities, and $3.0 million for federal funds sold. The average yield on the loan portfolio increased to 8.81% from 8.73%, the average yield on taxable investment securities increased to 6.69% from 5.91% and the average yield on federal funds sold increased to 6.32% from 5.22% in 2000 as compared to 1999 reflecting higher market rates of interest.. The narrower increase in average yield on loans is a reflection of the repricing characteristics of these products as compared to securities and federal funds sold.

Interest Expense. Our interest expense for the year ended December 31, 2000 increased $1.9 million, or 25.6%, to $9.5 million from $7.6 million for 1999. The increase in interest expense reflects a 12.6% increase in average interest bearing liabilities during 2000. In addition, interest expense for borrowed funds increased by approximately $200 thousand from $224 thousand for the year ended December 31, 1999 to $424 thousand for the year ended December 31, 2000. The increase in interest expense on borrowed funds is attributable to our sweep repurchase agreement program which began in December 1999. Although deposits remain our primary source of funding, it is our strategy to fund loans from the most cost effective source. While the composition of deposits did not change from year to year, an increase in market rates affected interest expense, both on existing accounts and on new accounts. During 2000, as we opened two new branches, a large number of new accounts, particularly time deposits, were opened at higher prevailing market rates.

Net-Interest Income. As a result of the changes discussed above, net interest income increased by $763 thousand, or 9.4%, over net interest income for 1999. The net interest margin for the year ended December 31, 2000 was 4.00 as compared to 4.14 for the year ended December 31, 1999. While the interest margin decreased from 1999 to 2000, the timing of market rate increases coupled with the repricing intervals of assets and liabilities enabled us to offset the decline.

                       COMPARATIVE AVERAGE BALANCE SHEETS
The following table reflects the components of our net interest income, setting forth for the periods presented herein, (1) average assets, liabilities and shareholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest bearing liabilities, (4) the company's net interest spread (i.e., the average yield on interest-earnings assets less the average rate on interest-bearing liabilities) and (5) the company's net yield on interest-earning assets. Rates are computed on a tax equivalent basis.

                                                       AVERAGE BALANCE SHEET
                                           31-Dec-00                         31-Dec-99
                               --------------------------------------------------------------------

                                     AVG BAL    INTEREST    YIELD      AVG BAL   INTEREST    YIELD
                                                 INC/EXP                          INC/EXP
                               --------------------------------------------------------------------
ASSETS
DUE FROM BANKS                     $      88          7     7.95%   $      93          7     7.53%
LOANS (1)                            142,946     12,593     8.81%     125,323     10,942     8.73%
TAXABLE SECURITIES                    57,545      3,849     6.69%      51,245      3,030     5.91%
TAX EXEMPT SECURITIES (2)             33,596      2,243     6.68%      33,968      2,265     6.67%
FED FUNDS SOLD                         8,123        513     6.32%       5,127        268     5.23%
                                   --------------------             --------------------
TOTAL INTEREST EARNING ASSETS        242,298     19,205     7.93%     215,756     16,512     7.65%


NON-INTEREST EARNING ASSETS           16,707                           13,731
ALLOWANCE FOR POSIIBLE LOAN
LOSSES                                (1,711)                          (1,570)
                                   ---------                        ---------
               TOTAL ASSETS        $ 257,294                        $ 227,917
                                   =========                        =========

LIABILITIES & EQUITY
REPURCHASE AGREEMENTS              $   3,889        203     5.22%   $     166          5     3.01%
INTEREST BEARING DEMAND
DEPOSITS                              19,566        396     2.02%      14,589        249     1.71%
SAVINGS AND MONEY MARKET
DEPOSITS                              41,284      1,132     2.74%      41,643      1,011     2.43%

FHLB ADVANCES                          3,514        221     6.29%       3,475        218     6.27%

TIME DEPOSITS                        130,886      7,563     5.78%     117,017      6,093     5.21%
                                   --------------------             --------------------
TOTAL INTEREST BEARING
LIABILITIES                           199,139      9,515     4.78%     176,890      7,576     4.28%
                                                  ------                            -----

DEMAND DEPOSITS                       36,775                           31,674

OTHER LIABILITIES                      5,270                            4,593
                                   ---------                        ---------
TOTAL NON-INTEREST BEARING
LIABILITIES                           42,045                           36,267
             TOTAL LIABILITIES       241,184                          213,157
          SHAREHOLDERS' EQUITY        16,110                           14,760
                                   ---------                        ---------
         TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY     $ 257,294                        $ 227,917
                                   =========                        =========
NET INTEREST DIFFERENTIAL                                   3.15%                            3.37%
                                                            =====                            =====
NET YIELD ON INTEREST EARNING
ASSETS                                                      4.00%                            4.14%
                                                            =====                            =====
NET INTEREST INCOME                              $9,690                           $8,936
                                                 ======                           ======


                                          31-Dec-98
                               ----------------------------------------

                                    AVG BAL      INTEREST       YIELD
                                                  INC/EXP
                               ----------------------------------------
ASSETS

DUE FROM BANKS                    $     205             12       5.85%
LOANS (1)                           110,403          9,975       9.04%
TAXABLE SECURITIES                   37,674          2,202       5.84%
TAX EXEMPT SECURITIES (2)            24,078          1,642       6.82%
FED FUNDS SOLD                        5,204            287       5.51%
                                  ------------------------
TOTAL INTEREST EARNING ASSETS       177,564         14,118       7.95%


NON-INTEREST EARNING ASSETS          10,126
ALLOWANCE FOR POSIIBLE LOAN
LOSSES                               (1,152)
                                  ---------
               TOTAL ASSETS       $ 186,538
                                  =========

LIABILITIES & EQUITY
REPURCHASE AGREEMENTS             $       0              -       0.00%
INTEREST BEARING DEMAND
DEPOSITS                             12,056            208       1.73%
SAVINGS AND MONEY MARKET
DEPOSITS                             38,184          1,060       2.78%

FHLB ADVANCES                         3,985            249       6.25%

TIME DEPOSITS                        91,147          5,084       5.58%
                                  ------------------------
TOTAL INTEREST BEARING
LIABILITIES                         145,372          6,601       4.54%
                                                    ------

DEMAND DEPOSITS                      26,593

OTHER LIABILITIES                       980
                                  ---------
TOTAL NON-INTEREST BEARING
LIABILITIES                          27,573
             TOTAL LIABILITIES      172,945
          SHAREHOLDERS' EQUITY       13,593
                                  ---------
         TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY    $ 186,538
                                  =========
NET INTEREST DIFFERENTIAL                                        3.41%
                                                                 =====
NET YIELD ON INTEREST EARNING
ASSETS                                                           4.23%
                                                                 =====
NET INTEREST INCOME                                 $7,517
                                                    ======

---------------
(1) Average loans include non-accrual loans, which were $ 266 thousand, $7 thousand and $9 thousand at December 31, 2000, 1999 and 1998, respectively. Loan fees of $317 thousand, $449 thousand and $535 thousand for the years ended December 31, 2000, 1999, 1998, respectively, are included in interest income.
(2) The indicated interest income and average yields are presented on a taxable equivalent basis, utilizing effective tax rate of 35%. The taxable equivalent adjustments included above are $785 thousand, $794 thousand and $575 thousand for the years ended December 31, 2000, 1999 and 1998, respectively.

The following table presents by category the major factors that contributed to the changes in net interest income for the periods presented. Amounts have been computed on a fully tax-equivalent basis.

                                                  Year Ended December 31,
                                                      2000 versus 1999
                                          --------------------------------------
                                          Increase (Decrease) Due to Change in:
                                          --------------------------------------
                                              Average      Average
                                              Volume        Rate        Net
                                          -------------   ---------  --------
                                                       (in thousands)
Interest Income:
Due from banks.........................      $    --      $   --     $    --
Loans..................................        1,552          99       1,651
Taxable investment securities..........          396         423         819
Tax exempt securities..................          (25)          3         (22)
Federal funds sold.....................          181          64         245
                                             -------      ------     -------
Total interest income..................      $ 2,104      $  589     $ 2,693
                                             -------      ------     -------
Interest expense:
Interest bearing-demand deposits.......           95          52         147
Savings and money market deposits......           (9)        130         121
Time deposits..........................          763         707       1,470
Repurchase agreements..................          192           6         198
FHLB advances..........................            2           1           3
                                             -------      ------     -------
Total interest expense.................        1,043         896       1,939
                                             -------      ------     -------
Net interest income....................      $ 1,061      $ (307)    $   754
                                             =======      ======     =======

                                                  Year Ended December 31,
                                                      1999 versus 1998
                                          --------------------------------------
                                          Increase (Decrease) Due to Change in:
                                          --------------------------------------
                                              Average      Average
                                              Volume        Rate        Net
                                          -------------   ---------  --------
                                                       (in thousands)
Interest Income:(1)
Due from banks.........................      $    (8)     $    3     $    (5)
Loans..................................        1,312        (345)        967
Taxable investment securities..........          802          26         828
Tax exempt securities..................          660         (37)        623
Federal funds sold.....................           (4)        (15)        (19)
                                             -------      ------     -------
Total interest income..................      $ 2,762      $ (368)    $ 2,394
                                             -------      ------     -------

Interest expense:(1)
Interest bearing-demand deposits.......           43          (2)         41
Savings and money market deposits......           91        (140)        (49)
Time deposits..........................        1,318        (309)      1,009
Repurchase agreements..................            5           -           5
FHLB advances..........................          (32)          1         (31)
                                             -------      ------     -------
Total interest expense.................        1,425        (450)        975
                                             -------      ------     -------
Net interest income....................      $ 1,337      $   82     $ 1,419
                                             =======      ======     =======

(1) The indicated interest income and average yields are presented on a taxable equivalent basis, utilizing effective tax rate of 35%. The taxable equivalent adjustments included above are $785 thousand, $794 thousand and $575 thousand for the years ended December 31, 2000, 1999 and 1998, respectively.

Provision for Loan Losses. For the year ended December 31, 2000, we recognized a provision for loan losses of $255 thousand, an increase of $45 thousand over the provision of $210 thousand for the prior year. The increase in the provision for loan losses for 2000 is reflective of the significant growth in the loan portfolio during 2000 as compared to the prior year. Our provision for loan losses maintained the reserve at a level management believes appropriate in light of our lending activities, the quality of our loan portfolio, historical experience, volume and type of lending conducted by us, the status of past due and non performing loans, the general economic conditions of our lending area and other factors affecting collectability of our loan portfolio. We had net charge-offs of $27 thousand and did not experience any material change in our level of classified loans during 2000. While our management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial status of borrowers and regulatory requirements.

Non-Interest Income. Total non-interest income remained stable at $1.4 million for both 2000 and 1999. Our non-interest income consists primarily of service fees on deposit accounts, fee income recognized on mortgage sales and other non-interest income (such as annuity sale fees and safe deposit box fees). Although our non-interest income overall remains stable, service fees on deposit accounts increased by $58 thousand, late charge fees on loans increased by $50 thousand and other non-interest income increased by $113 thousand, primarily reflecting increases in wire transfer fees and income from the Visa check cards we have issued. These increases were offset by a reduction in fee income on sales of mortgages of $214 thousand, due to a decrease in origination volume caused by an increase in overall interest rates for most of 2000 versus 1999. It is our strategy to sell the majority of our residential mortgages in the secondary market, which gives us greater liquidity and less interest rate risk.

Non-Interest Expense. Our non-interest expense for 2000 increased over non-interest expense for 1999 by $515 thousand, or 7.3%. For 2000, our total non-interest expense was $7.6 million, compared to total non-interest expense of $7.1 million for 1999. The increase in non-interest expense reflects expenses incurred primarily as a result of our continued growth and expansion, as we opened four new offices in 1999 and 2000. Our salary expense increased by $110 thousand, employee benefit expense increased by $55 thousand and occupancy expenses increased by $112 thousand. In addition, furniture and equipment expenses increased by $97 thousand, stationary and printing expenses increased by $75 thousand and professional fees increased by $45 thousand. These increases reflect both normal and customary salary and benefit increases as well as our continued expansion.

Income Taxes. Our effective income tax rate in 2000 was 13.2%, compared to 14.7% in 1999. Our effective income tax was positively effected by the large amount of our tax exempt interest income during 2000 and 1999. The tax exempt income reduced our effective rate by 22% in 2000 and 18.7% in 1999.

                               FINANCIAL CONDITION

                 December 31, 2000 compared to December 31, 1999

At December 31, 2000, our total assets were $274.3 million, compared to $243.5 million at December 31, 1999. Increases in total assets included increases of $17.5 million in net loans, $7.9 million in investment securities held to maturity, and $3.7 million in mortgage-backed securities available for sale. Federal funds sold decreased $4.7 million, as funds were used for new loan demand and to purchase new investment and mortgage-backed securities. Total deposits were $246.7 million at December 31, 2000 compared to $221.4 million at December 31, 1999.

Cash and Cash Equivalents. At December 31 2000, cash and equivalents decreased $1.2 million to accommodate growth in our loan and investment portfolios. Federal funds sold decreased by $4.7 million from December 31, 1999 while cash and due from banks increased by $3.5 million, reflecting higher cash reserve requirements at our correspondent banks. The overall decrease is attributable primarily to our loan and investment portfolio growth outpacing deposit growth during the period.

Loan Portfolio. Our net loan portfolio, increased by $17.5 million during 2000. The increase was primarily concentrated in commercial real estate loans, which increased by $10.9 million, home equity loans, which increased by $3.7 million, and installment loans secured by first and second mortgages, which increased by $1.8 million.

Our loan portfolio consists primarily of loans secured by real estate, and, to a lesser extent, commercial and consumer loans. Real estate loans consist of loans secured by commercial or residential real property. Consumer loans are made for the purpose of financing the purchase of consumer goods, home improvements, and other personal needs. Our loans are primarily to businesses and individuals located in our New Jersey trade area. We have not made loans to borrowers outside of the United States. Commercial lending activities are focused primarily on lending to small business borrowers. We believe that our strategy of customer service, competitive rate structures and selective marketing have enabled the company to gain market entry to local loans. Mergers by larger banks competing with the company have also contributed to the company's efforts to attract borrowers.

The following schedule presents the components of loans, by type, as of December 31, 2000 and December 31, 1999.

                                                                      December 31,
                    -------------------------------------------------------------------------------------------------------
                               2000                1999                 1998                1997                1996
                    -------------------------------------------------------------------------------------------------------
                         Amount      Pct     Amount     Pct       Amount     Pct      Amount     Pct     Amount       Pct
                         ------      ---     ------     ---       ------     ---      ------     ---     ------       ---
                                                      (in thousands, except percentages)
Commercial             $ 25,118     16.3%  $ 24,559     18.0%   $ 19,242    16.6%   $ 21,769     20.9%   $17,670     22.3%
RE Coml Properties       76,493     49.5%    65,613     48.0%     54,788    47.3%     41,530     39.9%    27,333     34.5%
RE Res Properties        12,665      8.2%    12,367      9.0%     11,315     9.8%     12,055     11.6%     8,474     10.7%
Consumer                  2,451      1.6%     1,946      1.4%      1,850     1.6%      3,164      3.0%     3,278      4.1%
Installment              19,967     12.9%    18,178     13.3%     17,308    14.9%     16,970     16.3%    14,568     18.4%
Home Equity              17,830     11.5%    14,121     10.3%     11,281     9.7%      8,653      8.3%    7,813       9.9%
                       --------    -----   --------    -----    --------   -----    --------    -----    -------    -----
Gross Loans             154,524    100.0%   136,783    100.0%    115,783   100.0%    104,142    100.0%    79,137    100.0%
                                   =====               =====               =====                =====               =====
Plus: Net deferred
fees                        202                 222                  169                   9                 (46)
                       --------            --------             --------            --------             -------
Total Loans             154,726             137,005              115,952             104,151              79,091
Less:  ALLR              (1,865)             (1,637)              (1,466)             (1,048)               (977)
                       --------            --------             --------            --------             -------
Net Loans              $152,860            $135,368             $114,486            $103,103             $78,114
                      =========           =========            =========           =========            ========

The following table sets forth, in terms of interest rate sensitivity, certain components of our loan portfolio as well as our fixed and adjustable rate loans within that portfolio at December 31, 2000.


                               Within 1 Year      1 to 5 Years      After 5 Years      Total
                               -------------      ------------      -------------   ----------
                                                        (in thousands)
Commercial (1)..............     $ 28,041          $ 62,882           $ 10,689      $ 101,612
                               ===============================================================
Fixed Rate Loans............     $  1,293          $  7,867           $  7,328      $  16,488
Variable Rate Loans.........     $ 26,748          $ 55,015           $  3,361      $  85,124
                               ===============================================================
  Total (1).................     $ 28,041          $ 62,882           $ 10,689      $ 101,612
                               ===============================================================

(1) Includes commercial and real estate commercial loans only.

                                  ASSET QUALITY

Our principal earning assets are loans. Inherent in the lending function is the risk of the borrower's inability to repay their loan under its existing terms. Risk elements include non-accrual loans, past due and restructured loans, potential problem loans, loan concentrations and other real estate owned.

Non-performing assets include loans that are not accruing interest (non-accrual loans) as a result of principal or interest being in default for a period of 90 days or more. When a loan is placed on such non-accrual status, all accumulated accrued interest receivable is charged against current period income. Until the loan becomes current, any payments received from the borrower are applied to outstanding principal until such time as management determines that the financial condition of the borrower and other factors merit recognition of such payments as interest.

We attempt to minimize overall credit risk through loan diversification and our loan approval procedures. Our due diligence begins at the time we begin to discuss with a borrower the origination of a loan. Documentation, including a borrower's credit history, materials establishing the value and liquidity of potential collateral, the purpose of the loan, the source and timing of the repayment of the loan, and other factors are analyzed before a loan is submitted for approval. Loans made are also subject to periodic review.

During 2000, our non-accrual loans increased to $266 thousand from $7 thousand at December 31, 1999. This balance represents term loans of $128 thousand and the unguaranteed portion of SBA term loans of $138 thousand. We had no other real estate owned on its balance sheet as of December 31, 2000 or December 31, 1999.

      The following table sets forth information concerning our non-performing assets as of the dates indicated:

                              Non-Performing Loans

                                                                                Year Ended December 31,
                                                     -------------------------------------------------------------------------
                                                      2000           1999              1998             1997             1996
                                                     -------------------------------------------------------------------------
                                                                            (dollars in thousands)
Non-accrual loans                                    $  266          $   7             $    9          $  192           $   0
Other real estate owned                                   0              0                 90               0               0
                                                     ------          -----             ------          ------           -----
Total non-performing assets (1)                      $  266          $   7             $   99          $  192           $   0
                                                     ======          =====             ======          ======           =====
Non-accrual loans to total loans                      0.17%           0.01%             0.01%           0.18%            0.00%
Non-performing assets to total assets                 0.10%           0.00%             0.05%           0.11%            0.00%
Allowance for possible loan losses as a
percentage of non-performing assets                      NM              NM                NM              NM               NM

-------------------
(1) Excludes loans past due 90 days or more and still accruing interest of approximately $124 thousand and $0.5 thousand at December 31, 2000 and 1999, respectively.
NM - Not meaningful

If the above-described non-accruing loans had been current, our interest income would have increased by $15 thousand and $1 thousand for the years ended December 31, 2000 and 1999, respectively. At the dates indicated in the table above, there were no concentration of loans to our borrowers exceeding 10% of our total loans and we had no foreign loans in either period.

Allowance for Loan Losses. We attempt to maintain an allowance for loan losses at a sufficient level to provide for potential losses in the loan portfolio. Loan losses are charged directly to the allowance when they occur and any recovery within the same year as the charge-off is credited to the allowance.

Risks within the loan portfolio are analyzed on a continuous basis by the company's officers, by outside, independent loan review auditors and by our Directors' Loan Committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and appropriate reserves. We segregate the loan portfolio for loan loss purposes into segments based upon the underlying collateral. We provide for a general allowance for losses inherent in the portfolio by the collateral categories. General loss percentages are calculated based upon historical analyses as well as estimates of the inherent losses which may exist as of the evaluation date but are not quantifiable at that time. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and non-accruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons. Specific allowances are provided in the event that the specific analysis on each classified loan indicates that the probable loss would be in excess of the general percentage allocation. The provision for loan loss is adjusted to bring the allowance for loan losses to the required level as determined above. Along with the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known.

Additions to the allowance are made by provisions charged to expense and the allowance is reduced by net charge-offs (i.e., loans judged to be uncollectible and charged against the reserve, less any recoveries on such loans). Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review the company's allowance for loan losses. These agencies may require us to take additional provisions based on their judgments about information available to them at the time of their examination.

Our allowance for possible loan losses totaled $1.9 million and $1.6 million at December 31, 2000 and 1999, respectively. The following is a summary of the reconciliation of the allowance for loan losses for the periods presented.

                                                                                 Year Ended December 31,
                                                          --------------------------------------------------------------
                                                           2000            1999          1998          1997         1996
                                                          --------------------------------------------------------------
                                                                         (dollars in thousands)
Balance at beginning of period                            $1,637          $1,466        $1,048         $ 977        $850
CHARGE-OFFS:
Real estate                                                    0              29           192             0           0
Installment                                                   27              10            39           154          22
Commercial                                                     0               0            11             0           0
                                                          ------          ------        ------        ------       -----
  Total Charge-offs                                           27              39           242           154          22

RECOVERIES:
Installment                                                    0               0             0             0         (4)
                                                          ------          ------        ------        ------       -----
  Total Recoveries                                             0               0             0             0         (4)
Net Charge-offs                                               27              39           242           154          18
Provision charged to expense                                 255             210           660           225         145
                                                          ------          ------        ------        ------       -----
Balance of allowance at end of period                     $1,865          $1,637        $1,466        $1,048        $977
                                                          ======          ======        ======        ======       =====

Ratio of net charge-offs to avg loans
  outstanding                                              0.02%           0.03%         0.22%         0.17%       0.03%
Balance of allowance at period end as
  a percent of total loans at period end                   1.21%           1.19%         1.26%         1.01%       1.24%


The following table sets forth, for each of our major lending areas, the amount and percentage of our allowance for loan losses attributable to such category, and the percentage of total loans presented by such category, as of the periods indicated:

             Allocation of the Allowance for Loan Losses By Category

                                         2000                   1999                  1998                   1997
                                  ----------------------------------------------------------------------------------------
                                               % total                % total               % total               % total
                                   Amount       loans     Amount       loans      Amount     loans     Amount      loans
                                  ----------------------------------------------------------------------------------------
                                                                           (dollars in thousands)
Balance applicable to:
Commercial and industrial         $   289         15%    $   232        14%     $   261        18%    $   232        22%
Real Estate:
  Non-residential properties          843         45%        670        41%         602        41%        357        34%
  Residential properties              108          6%        131         8%         111         8%         91         9%
Consumer                               28          1%         23         1%          20         1%         32         3%
Installment                           162          9%        189        12%         177        12%        128        12%
Home Equity                           153          8%        142         9%         118         8%         64         6%
Subtotal                            1,583         85%      1,387        85%       1,288        88%        904        86%
Unallocated Reserves                  282         15%        250        15%         178        12%        144        14%
  Total                           $ 1,865        100%    $ 1,637       100%     $ 1,466       100%    $ 1,048       100%
                                  =======                =======                =======               =======

                                          1996
                                  -----------------------
                                               % total
                                    Amount      loans
                                  -----------------------

Balance applicable to:
Commercial and industrial            $ 223        23%
Real Estate:
  Non-residential properties           288        29%
  Residential properties                97        10%
Consumer                                32         3%
Installment                            127        13%
Home Equity                             78         8%
Subtotal                               845        86%
Unallocated Reserves                   132        14%
  Total                              $ 977       100%
                                     =====

Investment and Mortgage Backed Securities Portfolios. We maintain investment and mortgage backed securities portfolios to fund increased loan demand or decreased deposits and other liquidity needs and to provide an additional source of interest income. The portfolios are composed primarily of tax-free municipal securities and obligations of U.S. Government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and to a lesser extent collateralized mortgage obligations issued by non-public entities.

We classify our investment securities and mortgage-backed securities as either held to maturity or available for sale. Investment and mortgage backed securities are classified as securities held to maturity based on management's intent and the company's ability to hold them to maturity. Such securities are stated at cost, adjusted for unamortized purchase premiums and discounts. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities, which are carried at market value. Realized gains and losses from marking the portfolio to market value are included in trading revenue. Securities not classified as securities held to maturity or trading securities are classified as securities available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of shareholders' equity, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar requirement.

Management determines the appropriate classification of securities at the time of purchase. At December 31, 2000 we had $38.8 million and $14.0 million of our investment portfolio classified as available for sale and held to maturity, respectively and our entire mortgage backed securities portfolio was classified as available for sale.

During 2000, our total investment securities portfolio increased to $52.8 million, an increase of $9.5 million over our total investment securities portfolio of $43.3 million at December 31, 1999. The increase on our investment securities portfolio primarily occurred in the held-to-maturity portfolio, which increased to $14.0 million from $6.1 million at December 31, 1999. Investment securities available-for-sale increased to $38.8 million at December 31, 2000 from $37.2 million a year earlier. The increase in the held to maturity portfolio reflects the purchases of tax-free municipal securities. Our mortgage backed securities portfolio increased to $47.6 million at December 31, 2000 from $43.9 million at December 31, 1999.

The increase in the investment and MBS portfolios reflects our investment of excess liquidity not needed to fund loan demand. The following table sets forth the carrying value of our securities portfolio as of the dates indicated. A comparative summary of investment securities available for sale for the periods presented is as follows (in thousands):


                                         2000                          1999                         1998
                              -----------------------------------------------------------------------------------
                               Amortized       Fair         Amortized          Fair      Amortized         Fair
                                  Cost        Value           Cost            Value         Cost          Value
                              -----------   --------       -----------     ---------     ----------     ---------
Investment securities
available-for-sale
  U.S. Government and
    agencies securities       $  8,241      $  8,257       $  4,642        $  4,566       $  4,483      $  4,490
  Federal Home Loan Bank
    stock                          800           800            622             622            590           590
  State and municipal
    obligations                 26,719        26,671         31,114          30,142         23,399        23,717
  Corporate securities              80            80             12              12             42            42

  Other                          2,968         2,968          1,905           1,900          2,512         2,503
                              --------      --------       --------        --------       --------      --------
                              $ 38,808      $ 38,776       $ 38,295        $ 37,242       $ 31,026      $ 31,342
                              ========      ========       ========        ========       ========      ========
Investment securities
  held-to-maturity
  U.S. Government and
    agency securities         $  6,276      $  6,340       $  2,395        $  2,320       $    702      $    728
  State and municipal
    obligations                  7,682         7,788          3,691          3,682           5,184         5,352
                              --------      --------       --------        --------       --------      --------
                              $ 13,958      $ 14,128       $  6,086        $  6,002       $  5,886      $  6,080
                              ========      ========       ========        ========       ========      ========

There were no realized gains on sales of investment securities available-for-sale in 2000 and 1999.

The amortized cost and fair value of our investment securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            2000
                                         ------------------------------------------------------------------------
                                                  Available-for-sale                 Held-to-maturity
                                                                  Weighted                              Weighted
                                         Amortized       Fair      Average     Amortized       Fair      Average
                                            Cost         Value      Yield        Cost          Value      Yield
                                         ------------------------------------------------------------------------
                                                              (in thousands except percentages)
Investment securities
  Due in one year or less                 $ 8,094      $ 8,091      5.32%      $ 4,230      $  4,241      4.74%
  Due in one year to five years             8,867        8,894      4.94         5,120         5,176      6.09
  Due in five years to ten years           15,409       15,416      4.95         4,309         4,400      6.53
  Due after ten years                       5,638        5,575      4.92           299           312      5.38


Equity Securities                             800          800      7.19             -             -         -


                                          $38,808      $38,776      5.07%      $13,958      $ 14,128      5.80%
                                          =======      =======      ====       =======      ========      ====

The amortized cost, unrealized gains and losses, and fair value of our mortgage-backed securities available-for-sale are as follows in thousands:

                                 -------------------------------    -------------------------------  --------------------------
                                              2000                               1999                            1998
                                 -------------------------------    -------------------------------  --------------------------
                                 Amortized           Fair           Amortized          Fair          Amortized           Fair
                                   Cost             Value              Cost            Value           Cost             Value
                                 ---------        ---------         ---------        --------        ----------       ---------
Mortgage-backed securities
        available-for-sale
  Federal National Mortgage
        Association              $  27,832        $ 27,721          $ 20,951         $ 20,657        $ 17,841         $ 17,830
  Federal Home Loan
         Mortgage Corporation       11,951          11,934            17,330           16,909          15,440           15,388
  Government National
        Mortgage Association         7,956           7,901             6,365            6,299           2,699            2,684
                                 ---------        --------          --------         --------        --------         --------

                                 $  47,739        $ 47,556          $ 44,647         $ 43,865        $ 35,980         $ 35,903
                                 =========        ========          ========         ========        ========         ========


The amortized cost and fair value of our mortgage-backed securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                             2000
                                          --------------------------------------------
                                          Amortized          Fair           Weighted
                                             Cost            Value       Average Yield
                                          ---------        --------      -------------
                                                       (in thousands)
Mortgage-backed securities
available-for-sale
  Due in one year or less                 $    266        $    265            5.12%
  Due in one year to five years                955             949            6.36
  Due in five years to ten years            15,215          15,135            6.49
  Due after ten years                       31,303          31,207            6.52

                                          $ 47,739        $ 47,556            6.50%
                                          ========        ========            ====

Other Assets. Other assets, consisting primarily of prepaid expense accounts, declined by $975 thousand to $782 thousand at December 31, 2000 from $1.8 million at December 31, 1999. The decline is mainly due to costs attributed to the opening of our 10th branch in Lakewood, in early January 2000. As we readied the branch for opening during 1999, construction in process was booked to the prepaid expense account. After the branch opened, the expenses were booked into fixed assets.


Deposits. Deposits are our primary source of funds. During 2000, our deposits increased by $25.3 million, or 11.4%, to $246.7 million at December 31, 2000 from $221.4 million at December 31, 1999. Increases within the portfolio during 2000 included an increase of $17.5 million in certificates of deposit under $100,000 and $7.8 million in interest bearing demand deposits. With the opening of new branches this year, we offered promotional rates on certificates of deposits in order to attract a deposit base. The addition of these branches caused deposits to increase $16.4 million, concentrated in certificates of deposits of $10.2 million, demand deposits of $5.1 million and savings deposits of $1.1 million.

The following table sets forth the average amounts of various types of deposits for each of the periods indicated:

                                                                                December 31,
                                           ------------------------------------------------------------------------------------
                                                2000                              1999                          1998
                                           ------------------------------------------------------------------------------------
                                                                      (dollars in thousands)
                                            Average      Average           Average        Average         Average       Average
                                             Amount        Yield            Amount         Yield           Amount        Yield
                                           --------      --------         --------        -------         --------      -------
Non-Interest Bearing Demand                $ 36,775            -          $ 31,674                        $ 26,593
Interest-Bearing Demand                      19,566         2.02%           14,589          1.71%           12,056        1.73%
Savings and Money Market Deposit             41,284         2.74%           41,643          2.43%           38,184        2.78%
Time Deposits                               130,886         5.78%          117,017          5.21%           91,147        5.58%
                                           --------                       --------                        --------

Total                                      $228,511                       $204,923                        $167,980
                                           ========                       ========                        ========

We do not actively solicit short-term deposits of $100,000 or more because of the liquidity risks posed by such deposits. The following table summarizes the maturity distribution of certificates of deposits of denominations of $100,000 or more as of December 31, 2000 (in thousands):

                                                2000

Time deposits ($100,000 and over)
Three months or less........................  $ 1,445
Over three months through nine months.......    2,657
Over nine months through twelve months......    1,395
Over twelve months..........................      200
                                              -------
  Total.....................................  $ 5,697
                                              =======

Sweep Repurchase Agreements. In late December of 1999, we began offering sweep repurchase agreements to our commercial customers to provide them with a more competitive rate. These accounts are overnight agreements with commercial customers that are collateralized by U.S. Government agency securities. At December 31, 2000, we had $5.8 million outstanding under repurchase agreements, compared to $3.0 million outstanding under such agreements at December 31, 1999. Over the course of 2000, our average liability on repurchase agreements was $3.9 million compared to $0.9 million in average outstanding during the year ended December 31, 1999.

Interest Rate Risk Management. Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. Our net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, the company seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.

The ratio between assets and liabilities repricing in specific time intervals is referred to as an interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rate changes.

One of our major objectives when managing the rate sensitivity of our assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of our Asset/Liability Committee ("ALCO"), which is comprised of five Board members. The process to review interest rate risk management is a regular part of our management. In addition, there is an annual process to review the interest rate risk policy with the Board of Directors which includes limits on the impact to earnings from shifts in interest rates.

To manage the interest sensitivity position, an asset/liability model called "gap analysis" is used to monitor the difference in the volume of our interest sensitive assets and liabilities that mature or reprice within given periods. A positive gap (asset sensitive) indicates that more assets reprice during a given period compared to liabilities, while a negative gap (liability sensitive) has the opposite effect. We employ computerized interest income simulation modeling to assist in quantifying interest rate risk exposure. This process measures and quantifies the impact on net interest income through varying interest rate changes and balance sheet compositions. The use of this model assists the ALCO to gauge the effects of the interest rate changes on interest sensitive assets and liabilities in order to determine what impact these rates changes will have upon the net interest spread.

At December 31, 2000, we maintained a one-year negative cumulative gap of $39.2 million, or 14.3% of total assets.

                                                             Interest Sensitivity Gap at December 31, 2000
                                                         3          3 to 12       1 to 5     Over 5
                                                       Months       Months         Years      Years      TOTAL
                                                      --------    ---------     ---------   --------   ---------
Investment and mortgage-backed securities,
at amortized cost                                     $ 29,938    $  22,655     $  25,735   $ 24,577   $ 102,905
Loans                                                   32,976       17,710        83,182     20,858     154,726
                                                      --------    ---------     ---------   --------   ---------
Total earning assets                                    62,914       39,425       110,045     45,208     257,631
Non interest bearing assets                              8,786            -             -      7,888      16,674
                                                      --------    ---------     ---------   --------   ---------
Total Assets                                          $ 71,700    $  40,365     $ 108,917   $ 53,323   $ 274,305
                                                      ========    =========     =========   ========   =========

Interest bearing transactions deposits                   4,006       10,269        46,009      4,322      64,606
Time Deposits                                           50,795       71,305        18,349        195     140,644
Repurchase agreements                                    5,755            -             -          -       5,755
FHLB advances                                                -          500         1,000      1,000       2,500
                                                      --------    ---------     ---------   --------   ---------
Total Interest bearing liabilities                      60,556       82,074        65,358      5,517     213,505
Non interest bearing liabilities                         8,412          248         8,738     25,131      42,529
Total Liabilities                                       68,968       82,322        74,096     30,648     256,034
Equity                                                       -            -             -     18,271      18,271
                                                      --------    ---------     ---------   --------   ---------
Total Liabilities & Equity                            $ 68,968    $  82,322     $  74,096   $ 48,919   $ 274,305
                                                      ========    =========     =========   ========   =========
Interest sensitivity gap                              $  2,732    $ (41,957)    $  34,821   $  4,404   $       -
Cumulative gap                                        $  2,732    $ (39,225)    $  (4,404)  $      -   $       -


Liquidity. Our liquidity is a measure of our ability to fund loans, withdrawals or maturities of deposits, and other cash outflows in a cost effective manner. Our principal sources of funds are deposits, scheduled amortization and prepayments of loan principal, sales and maturities of investment securities and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

Through our investment portfolio we generally have sought to obtain a safe yet slightly higher yield than would have been available to us as a net seller of overnight Federal funds while still maintaining liquidity. Through our investment portfolio, we also attempt to manage our maturity gap by seeking maturities of investments which coincide as closely as possible with maturities of deposits.

Capital. A significant measure of the strength of a financial institution is its capital base. Our Federal regulators have classified and defined capital into the following components: (1) Tier I capital, which includes tangible shareholders' equity for common stock and qualifying preferred stock, and (2) Tier II capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require a financial institution to maintain certain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier I capital as a percentage of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percentage of risk-adjusted assets of 8.0%.

In addition to the risk-based guidelines, the federal regulators require that a financial institution which meets the regulators' highest performance and operation standards maintain a minimum leverage ratio (Tier I capital as a percentage of tangible assets) of 3%. For those institutions with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be proportionately increased by at least 100 to 200 basis points. Minimum leverage ratios for each bank are evaluated through the ongoing regulatory examination process.

Our Federal regulators impose capital standards on bank holding companies which are substantially similar to those imposed upon the bank.

The following tables show our capital amounts and regulatory requirements for the periods shown.

                                                                          For capital adequacy
                                                 Actual                          purposes                  To be well capitalized
                                      -----------------------------    ----------------------------     ----------------------------
                                         Amount             Ratio           Amount           Ratio          Amount           Ratio
                                     ------------        ----------    ---------------     --------     --------------    ----------
As of December 31, 2000
  Total capital (to risk
     weighted assets)                $ 20,114,815          11.00%       $ 14,627,025         8.00%       $ 18,283,781       10.00%
  Tier I capital (to risk-
     weighted assets)                  18,249,610           9.98%          7,313,512         4.00%         10,970,268        6.00%
  Tier I capital (to average
     assets)                           18,249,610           6.74%         10,830,019         4.00%         13,537,524        5.00%

As of December 31, 1999
  Total capital (to risk
     weighted assets)                $  17,730247          10.43%       $ 13,594,087         8.00%       $ 16,992,609       10.00%
  Tier I capital (to risk-
     weighted assets)                  16,093,256           9.47%          6,797,043         4.00%         10,195,565        6.00%
  Tier I capital (to average
     assets)                           16,093,256           6.56%          9,808,555         4.00%         12,260,694        5.00%


Impact Of Inflation And Changing Prices. Our financial statements and the notes to those financial statements, included in this prospectus, were prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


                        RECENT ACCOUNTING PRONOUNCEMENTS

         We account for its transfers and servicing financial assets in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities.

         In September 2000, the SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," replaced SFAS No. 125. This new statement revised the standard for accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The new standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings. We are required to adopt this new standard by March 31, 2001 and we do not expect this new standard to have a material impact upon our consolidated financial statements.

         In June 1998, the SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. It was amended in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS No. 133). SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS No. 133 an entity may designate a derivative as a hedge of exposure to either changes in:
(a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. SFAS No. 133 is required for all fiscal quarters or fiscal years beginning after June 15, 2000. We adopted SFAS No. 133 effective July 1, 2000 and no adjustment was required as a result of the change in accounting principle.

         SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. We did not hold any derivative financial instruments as defined by SFAS No. 119 at December 31, 2000 or 1999.


                                   THE COMPANY

General

         First Washington FinancialCorp is registered with the board of governors of the Federal Reserve System as bank holding company under the Bank Holding Company Act of 1956, as amended and incorporated under the laws of the State of New Jersey. We are the holding company for First Washington State Bank, a New Jersey state chartered commercial bank. The bank is a full service commercial bank, providing a wide range of business and consumer financial services in our target marketplace, which is comprised primarily of Mercer, Monmouth and Ocean Counties, New Jersey. The bank operates through its main office located in Windsor, New Jersey, and ten branch offices located in Allentown, East Windsor, Freehold, Hamilton Square, Jackson, Lakewood, West Windsor and Whiting, New Jersey.

         The bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to applicable limits. The operations of the bank are subject to the supervision and regulation of the Federal Reserve Bank and the New Jersey Department of Banking and Insurance. The principal executive offices of the bank are located at U.S. Route 130 & Main Street, Windsor, New Jersey 08561and the telephone number is (609) 426-1000.

         Our vision for the bank is to continue to serve our local communities by providing customers with quick response and access to senior bank officers and decision-makers, while also offering new and innovative products and services. In 2000, we expanded or introduced several products and services, including the "Senior Now Direct Account", which was implemented to provide senior citizens with an attractive package of convenient banking services, "Physicians Presidential Banking" to cater to the many medical professionals in our market, and the "Commercial Equity Line of Credit Account", to permit businesses to use longer term lines of credit. We also introduced our VISA Check Card and 24 hour telephone banking. In 2001, we plan to make available "ExecuBanc" to provide PC banking services. We also intend to explore expansion into non-banking lines of business such as insurance to enhance our non-interest income.

         We intend to use the proceeds of this offering to provide working capital for general corporate purposes and to fund our continued growth. In addition, the additional capital will allow us to fund larger loans, and therefore to better compete in our area.


Business of the Company

         We conduct a traditional commercial banking business and offer services including personal and business checking accounts and time deposits, money market accounts and regular savings accounts. We recently implemented telephone banking, and plan to offer PC-banking in 2001. We structure our specific services and charges in a manner designed to attract the business of (i) small and medium-sized businesses, and the owners and managers of these entities; (ii) professionals and middle managers of locally-based corporations; and (iii) individuals residing, working and shopping in the Mercer, Monmouth and Ocean Counties, New Jersey trade area that we serve. We engage in a wide range of lending activities and offer commercial, consumer, residential and non-residential mortgage and construction loans.


Service Area

         Our service area primarily consists of Mercer, Monmouth and Ocean Counties, New Jersey, although we make loans throughout New Jersey. We operate through our main office in Windsor, New Jersey, and ten branch offices located in Allentown, East Windsor, Freehold, Hamilton Square, Jackson, Lakewood, West Windsor and Whiting, New Jersey.


Competition

         We operate in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of which have greater financial resources than we do. Many large financial institutions compete for business in our service area. In addition, in November, 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999 was passed into law. The Act permits insurance companies and securities firms, among others, to acquire financial institutions and has increased competition within the financial services industry. Certain of our competitors have significantly higher lending limits than we do and provide services to their customers which we do not offer.

         We believe that we are able to compete favorably with our competitors because we provide responsive personalized services through management's knowledge and awareness of our service area, customers and business.


Employees

         At December 31, 2000, we employed 98 full-time equivalent employees. None of these employees is covered by a collective bargaining agreement and we believe that our employee relations are good.


                           SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under both federal and state law. These laws and regulations are intended to protect depositors, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the company and the bank.

Bank Holding Company Regulation

         As a bank holding company registered under the Bank Holding Company Act, the company is subject to the regulation and supervision applicable to bank holding companies by the Board of Governors of the Federal Reserve System. The company is required to file with the Federal Reserve Bank annual reports and other information regarding its business operations and those of its subsidiaries.

         The Bank Holding Company Act requires, among other things, the prior approval of the Federal Reserve Bank in any case where a bank holding company proposes to (i) acquire all or substantially all of the assets of any other bank, (ii) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank (unless it owns a majority of such company's voting shares) or (iii) merge or consolidate with any other bank holding company. The Federal Reserve Bank will not approve any acquisition, merger, or consolidation that would have a substantially anti-competitive effect, unless the anti-competitive impact of the proposed transaction is clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Bank also considers capital adequacy and other financial and managerial resources and future prospects of the companies and the banks concerned, together with the convenience and needs of the community to be served, when reviewing acquisitions or mergers.

         The Bank Holding Company Act generally prohibits a bank holding company, with certain limited exceptions, from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the outstanding voting stock of any company which is not a bank or bank holding company, or (ii) engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or performing services for its subsidiaries, unless such non-banking business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

         The Bank Holding Company Act was substantially amended through the Modernization Act. The Modernization Act permits bank holding companies and banks which meet certain capital, management and Community Reinvestment Act standards to engage in a broader range of non-banking activities. In addition, bank holding companies which elect to become financial holding companies may engage in certain banking and non-banking activities without prior FRB approval. Finally, the Modernization Act imposes certain new privacy requirements on all financial institutions and their treatment of consumer information. At this time, the Company has elected not to become a financial holding company, as it does not engage in any non-banking activities.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default. Under a policy of the Federal Reserve Bank with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve also has the authority under the Bank Holding Company Act to require a bank holding company to terminate any activity or to relinquish control of a non-bank subsidiary upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.


Capital Adequacy Guidelines for Bank Holding Companies.

         The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least 4% of the total capital is required to be "Tier I Capital," consisting of common shareholders' equity and qualifying preferred stock, less certain goodwill items and other intangible assets. The remainder ("Tier II Capital") may consist of (a) the allowance for loan losses of up to 1.25% of risk-weighted assets, (b) non-qualifying preferred stock, (c) hybrid capital instruments, (d) perpetual debt, (e) mandatory convertible securities, and (f) qualifying subordinated debt and intermediate-term preferred stock up to 50% of Tier I capital. Total capital is the sum of Tier I and Tier II capital less reciprocal holdings of other banking organizations' capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the FRB (determined on a case by case basis or as a matter of policy after formal rule-making).

         Bank holding company assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property which carry a 50% risk-weighting and loans secured by deposits in the Bank which carry a 20% risk weighting. Most investment securities (including, primarily, general obligation claims of states or other political subdivisions of the United States) are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In converting off-balance sheet items, direct credit substitutes including general guarantees and standby letters of credit backing financial obligations are given a 100% risk-weighting. Transaction related contingencies such as bid bonds, standby letters of credit backing nonfinancial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% risk-weighting. Short term commercial letters of credit have a 20% risk-weighting and certain short-term unconditionally cancelable commitments have a 0% risk-weighting.

         In addition to the risk-based capital guidelines, the FRB has adopted a minimum Tier I capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company that has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum.


Bank Regulation

         As a New Jersey-chartered commercial bank, we are subject to the regulation, supervision, and control of the New Jersey Department of Banking and Insurance. As an FDIC-insured institution, we are subject to regulation, supervision and control of the FDIC, an agency of the federal government. The regulations of the FDIC and the New Jersey Department of Banking and Insurance impact virtually all of our activities, including the minimum level of capital we must maintain, our ability to pay dividends, our ability to expand through new branches or acquisitions and various other matters.

         Insurance Deposits. Our deposits are insured up to a maximum of $100,000 per depositor under the Bank Insurance Fund of the FDIC. The FDIC has established a risk-based assessment system for all insured depository institutions. Under the risk-based assessment system, deposit insurance premium rates range from 0-27 basis points of assessed deposits. For the year ended December 31, 2000, we paid $44,982 in deposit insurance premiums.

         In addition, we pay assessments used to repay a portion of the amounts owed on bonds issued by the Federal Financing Cooperation to help pay for the thrift bailout of the early 1980s. This payment, equal to [.0013%] of assessed deposits, is in addition to the deposit insurance premiums discussed above.

         Capital Adequacy Guidelines. The FDIC has promulgated risk-based capital guidelines which are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. These guidelines are substantially similar to the Federal Reserve Board guidelines discussed above.

         In addition to the risk-based capital guidelines, the FDIC has adopted a minimum Tier 1 capital (leverage) ratio. This measurement is substantially similar to the Federal Reserve Board leverage capital measurement discussed above. At December 31, 2000, the bank's ratio of total capital to risk-weighted assets was 11.00%. Our Tier I capital to risk-weighted assets was 9.98%, and our Tier I capital to average assets was 6.74%.

         Dividends. The bank may pay dividends as declared from time to time by the Board of Directors out of funds legally available, subject to certain restrictions. Under the New Jersey Banking Act of 1948, the bank may not pay a cash dividend unless, following the payment, the bank's capital stock will be unimpaired and the bank will have a surplus of no less than 50% of the bank capital stock or, if not, the payment of the dividend will reduce the surplus. In addition, the bank cannot pay dividends in such amounts as would reduce the bank's capital below regulatory imposed minimums.


Description of Property

         The bank owns its main office in Windsor, New Jersey, and its branch offices in Allentown, West Windsor, Lakewood and Hamilton, New Jersey. There are no outstanding mortgages on any of those properties. In addition, the bank leases its branch offices in Freehold (two offices), Lakewood, Jackson, Whiting and East Windsor, New Jersey, and its operations center in Windsor, New Jersey. The following table sets forth certain information regarding the bank's properties:

                               Owned Properties
                         ---------------------------
                          Location       Square Feet
                         ---------------------------
                         Windsor            9,120
                         Allentown          2,210
                         West Windsor       2,630
                         Lakewood           6,700
                         Hamilton           3,282


Leased Properties
Location                         Square Feet      Monthly Rental      Expiration of Term
-----------------                -----------      --------------      ------------------
Freehold                           3,200             $ 4,000               July, 2012
Freehold (Applewood)                 146                 521           November, 2010
Lakewood                             450               4,583           February, 2010
Jackson                              450               3,833          September, 2016
Witting                            2,800               2,500           February, 2009
East Windsor                       7,200               9,421              April, 2009
Windsor (operations center)        5,200               2,839              March, 2008

Legal Proceedings

         We are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the business of the company and the bank. Management does not believe that there is any pending or threatened proceeding against the company or the bank which, if determined adversely, would have a material effect on the business or financial position of the company.


                                   MANAGEMENT

         The direction and control of the company is vested in the Board of Directors. The term of each director is three years. Directors are divided into three classes and elections are staggered so that the term for one class of directors expires each year. The following table sets forth information with respect to the directors and certain executive officers, including their ages, a brief description of their recent business experience, certain directorships held by each, the year in which each became a director of the company and the year in which their terms as director of the company expire.

Current Board of Directors and Executive Officers

                                                                                       Term of Office
Name, Age, Position        Five Years Professional Experience                         Since - Expires
-------------------        ----------------------------------                         ---------------
Joe J. Mayes               President and Owner, Lets Go Travel; Consultant to          1991      2002
Director, 60               Manufactured Housing Industry

Steven I. Pfeffer          Shareholder in the law firm of Levin, Shea, Pfeffer &       1989      2002
Director, 55               Topas, P.A.

C. Herbert Schneider       President and Chief Executive Officer of the Bank           1991      2002
Director, 53

James N. Corcodilos        Retired, formerly Owner and Executive Officer, Jim's        1989      2003
Director, 75               Country Diner and Corcodilos, Inc. (restaurants)

Abraham S. Opatut          President, Colonial Marketing Associates/Colonial           1989      2003
Chairman                   Foods, Inc. (wholesale foods)
Director, 53

Ross Wishnick              President, r.e.w.Build, Corp. (builder/developer)           1989      2003
Director, 49

Harry Horowitz             President, H&H Gas and Appliance Co., (propane and          1989      2004
Vice Chairman              appliance sales)
Director, 77

James R. Johnson, Jr.      President, Bil-Jim Construction Co., Inc. (heavy            1989      2004
Director, 49               construction)

Jerry Kokes                Senior Vice President                                       1989      2004
Director, 53               The Kokes Organization (developer)

---------------
(1) Includes prior service on the Board of Directors of the bank prior to formation of the holding company on October 1, 1998.

Stock Ownership of Management and Controlling Shareholders

         The following tables set forth, as of December 31, 2000, certain information concerning the ownership of the company's common stock by (i) each person who is known by the company to own beneficially more than five percent (5%) of the issued and outstanding common stock, (ii) each director of the company and each director of the bank, (iii) each named executive officer and
(iv) all directors and officers of the company as a group.

--------------------------------------------------------------------------------
                                  Number of Shares             Percent of Common
Name of Beneficial Owner       Beneficially Owned (1)             Common Stock
--------------------------------------------------------------------------------
Directors:
James N. Corcodilos                  174,646 (2)                       6.73%
--------------------------------------------------------------------------------
Harry Horowitz                        43,192 (3)                       1.66%
--------------------------------------------------------------------------------
James R.  Johnson, Jr.               222,110 (4)                       8.57%
--------------------------------------------------------------------------------
Jerry Kokes                          121,935 (5)                       4.70%
--------------------------------------------------------------------------------
Joe J. Mayes                         220,164 (6)                       8.49%
--------------------------------------------------------------------------------
Abraham S. Opatut                    107,299 (7)                       4.14%
--------------------------------------------------------------------------------
Steven I. Pfeffer                    143,780 (8)                       5.55%
--------------------------------------------------------------------------------
C. Herbert Schneider                 109,011 (9)                       4.15%
--------------------------------------------------------------------------------
Ross Wishnick                         85,539 (10)                      3.30%
--------------------------------------------------------------------------------
Directors and Executive            1,249,525 (11)                     44.63%
Officers of the Bank as
a group (16 persons)
--------------------------------------------------------------------------------
5% Shareholders:
--------------------------------------------------------------------------------
Mr. James R. Johnson, Jr.            222,110 (4)                       8.57%
PO Box 783
Jackson, NJ 08527
--------------------------------------------------------------------------------
Mr. Joe J. Mayes                     220,164 (6)                       8.49%
28 Clearview Court South
Palm Coast, FL 32137
--------------------------------------------------------------------------------
Mr. James N. Corcodilos              174,676 (2)                       6.73%
PO Box 301
Windsor, NJ 08561
--------------------------------------------------------------------------------
Mr. Steven I. Pfeffer                143,922 (8)                       5.55%
1448 14th Street
Lakewood, NJ 08701
--------------------------------------------------------------------------------

---------------
(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. Shares granted under the 1997 Incentive Stock Option Plan, are also included.

(2) Of this total, 2,868 shares are held by Mr. Corcodilos as custodian for his three grandchildren and 23,078 shares are purchasable upon the exercise of stock options.

(3) Of this total, 15,509 shares are held by a profit sharing plan of which Mr. Horowitz is trustee and 23,078 shares are purchasable upon the exercise of stock options.

(4) Of this total, 6,937 shares are held by a limited partnership of which Mr. Johnson is the general managing partner; 13,881 shares are held by a partnership of which Mr. Johnson is a general partner and 23,078 shares are purchasable upon the exercise of stock options.

(5) Of this total, 98,544 shares are held jointly with Mr. Kokes' wife and 23,078 shares are purchasable upon the exercise of stock options.

(6) Of this total, 44,166 shares are held by a trust of which Mr. Mayes is a trustee,794 shares are held jointly with Mr. Mayes' wife as custodian for their grandchild and 23,078 shares are purchasable upon the exercise of stock options.

(7) Of this total, 65,345 shares are held jointly with Mr. Opatut's wife; 2,252 shares are held by Mr. Opatut's wife in her name; 8,298 shares are owned by a partnership of which Mr. Opatut is a partner; and 23,078 shares are purchasable upon the exercise of stock options.

(8) Of this total, 98,016 shares are held jointly by Mr. Pfeffer and his wife and 6,085 shares are held by Mr. Pfeffer's wife in her name, 23,078 shares are purchasable upon the exercise of stock options.

(9) Of this total, 14,745 shares are held by Mr. Schneider's wife in her name. Also included are 55,153 shares that may be acquired by Mr. Schneider upon the exercise of stock options under the 1997 Incentive Stock Option Plan.

(10) Of this total, 29,633 shares are held by Mr. Wishnick's wife in her name and 23,078 shares are purchasable upon the exercise of stock options.

(11) Includes 8,755 shares that may be acquired upon the exercise of stock options not otherwise disclosed in these notes.


Executive Compensation

         The following table sets forth a summary for the last three fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to, the Chief Executive Officer of the company and each of the four most highly compensated executive officers of the company or the bank whose individual remuneration exceeded $100,000 for the last fiscal year.


                           SUMMARY COMPENSATION TABLE
                 Cash and Cash Equivalent Forms of Remuneration

------------------------------------------------------------------------------------------------------------------
                                             Annual Compensation                         Long-Term Compensation
                                            ----------------------------------------------------------------------
                                                                                                   Awards
                                                                                         -------------------------
                                                                            Other           Securities Underlying
                                                                           Annual                 Options/
                                                Salary        Bonus      Compensation                SARs
Name and Principal Position         Year          ($)          ($)          ($)(1)                    (#)
------------------------------------------------------------------------------------------------------------------
C. Herbert Schneider, Chief
Executive Officer and President     2000        220,148         -            -                      -
                                   -------------------------------------------------------------------------------
                                    1999        198,098         -            -                    6,250
                                   -------------------------------------------------------------------------------
                                    1998        192,300         -            -                      -
------------------------------------------------------------------------------------------------------------------

-----------------
(1) The company believes the value of these perquisites and other benefits to be less than 10% of the salary and bonus reported in the table above. Mr. Schneider is provided with an automobile for business use in connection with his services as an executive and all expenses relating to this vehicle are paid by the company. We are unable to determine with reasonable effort and expense the extent or value of the benefits, if any, which Mr. Schneider may have derived for the value of the personal use of such automobile. In any event, we believe after reasonable inquiry that the value of the personal use of the automobile does not exceed $5,000 per year in the aggregate.

Employment Agreements

      The company entered into a Change in Control Agreement with Mr. Schneider, as of November 4, 1998. The Agreement remains in effect for a period of three years and is automatically extended for an additional one year period on the anniversary date unless the Board of Directors votes not to extend the initial term. The Agreement defines a "Change in Control" to mean the following: (1) the acquisition of the beneficial ownership of at least 25% of the company's voting securities or all or substantially all of the assets of the company by a single person or entity, or a group of affiliated persons or entities acting in concert; (2) the merger, consolidation or combination of the company with an unaffiliated corporation in which the Directors of the company immediately prior to such merger, consolidation or combination constitute less than a majority of the Board of Directors of the surviving, new or combined entity; (3) the transfer of all or substantially all of the company's assets; (4) the election to the Board of Directors of the company during any consecutive three year period of a group of individuals constituting a majority of the Board who were not serving as Directors of the company immediately prior to the consecutive three year period.

      In the event of a Change in Control and Mr. Schneider's termination, as a result of the change, as provided in the agreement, he will receive a lump sum equal to 2.99 times the highest annual compensation paid to him during any three calendar years immediately prior to the Change in Control. In no event may the Change in Control payments and benefits to Mr. Schneider exceed the limitations imposed under Section 280G of the Internal Revenue Code. The Board has the right to terminate Mr. Schneider for cause as defined in the Agreement.


1997 Stock Option Plan

         Under the 1997 Stock Option Plan, options for an aggregate of 332,668 shares of common stock may be issued, subject to adjustment in the event of stock dividends, stock splits, and certain other capital changes. The 1997 Stock Option Plan provides that both nonqualified options and incentive stock options under the Internal Revenue Code of 1986, as amended may be issued. During 2000, no options were granted under the 1997 Stock Option Plan to our Chief Executive Officer.


         The following table sets forth information concerning the fiscal year-end value of unexercised options held by the executive officers of the company named in the table above. No stock options were exercised by such executive officers during 2000.

                              AGGREGATED OPTION/SAR
                            EXERCISES IN LAST FISCAL
                             YEAR AND FY-END OPTION

-----------------------------------------------------------------------------------------------------------------
                                                              Number of Securities
                                                              Underlying
                                                              Unexercised Options/SARs    Value of Unexercised
                       Shares Acquired on         Value       at FY-End (#) Exercisable/  In-the-Money Options/
         Name             Exercise (#)           Realized     Unexercisable               SARs at FY-End
-----------------------------------------------------------------------------------------------------------------
C. Herbert Schneider         N/A                  $ N/A             55,153(E)                $584,125(E)
=================================================================================================================


Director Compensation

      The company does not currently pay Directors fees. Directors of the bank receive $500 per Board meeting attended. In addition, during 2000, the Chairman of the bank received a retainer of $6,250 per month and the Vice Chairman of the bank received a retainer of $1,458 per month. During 2000, no Director received compensation for any committee meeting attended.

1999 Stock Option Plan

      During 1999, the Board of Directors adopted the 1999 Stock Option Plan pursuant to which non-employee directors of the company may receive options to purchase up to an aggregate of 66,667 shares of the company's common stock. The Board adopted this program because it believed that tying director compensation to performance of the company's stock is in the best interests of the company's shareholders. Under the 1999 Stock Option Plan, the exercise price of all options granted is to be no less than 100% of the fair market value of the common stock on the date of grant. In addition, the number of shares subject to the 1999 Stock Option Plan and the shares purchasable upon the exercise of any options granted under the Plan will be adjusted in the event of certain stock dividends, stock splits and certain other capital changes. During 2000, no options were granted under the 1999 Stock Option Plan to any Director.



                     DESCRIPTION OF THE COMPANY'S SECURITIES

Capital Stock

         General. First Washington FinancialCorp is incorporated under the laws of the State of New Jersey. Therefore, the rights of holders of our stock will be governed by the New Jersey business Corporation Act and the Certificate of Incorporation. Our Certificate of Incorporation provides for an authorized capitalization of 11,000,000 shares of capital stock, consisting of 10,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, to be issued in series as determined by the Board of Directors.

         As of December 31, 2000, there were 2,569,371 shares of common stock outstanding.

         Dividend Rights. The holders of our common stock will be entitled to dividends, when, as, and if declared by our Board of Directors, subject to the restrictions imposed by New Jersey law. The only statutory limitation applicable to the company is that dividends must be paid out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or out of the preceding year's net profit. However, as a practical matter, unless we expand our activities, our primary source of income will be the bank.

         Voting Rights. Except as discussed under "Anti-Takeover Provisions", each share of our common stock is entitled to one vote per share. Cumulative voting is not permitted. Under our Certificate of Incorporation, certain matters require a 66 2/3% stockholder vote. See "Anti-Takeover Provisions".

         Preemptive Rights. Under New Jersey law, shareholders may have preemptive rights if these rights are provided in the Certificate of Incorporation. Our Certificate of Incorporation does not provide for preemptive rights.

         Appraisal Rights. Under New Jersey law, dissenting shareholders of the company have appraisal rights (subject to the broad exception set forth in the next sentence) upon certain mergers or consolidations. Appraisal rights are not available in any such transaction if shares of the company are listed for trading on a national securities exchange or designated as a national market system security on the NASDAQ system or held of record by more than 2,000 holders.

         Directors. Under New Jersey law and our Certificate of Incorporation, the company is to have a minimum of five and a maximum of 25 directors, with the number of directors at any given time to be fixed by the Board of Directors. We currently have nine members of our Board of Directors.


Preferred Stock

         Our Certificate of Incorporation authorizes us to issue up to 1,000,000 shares of preferred stock, in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be set forth in resolutions providing for the issuance thereof adopted by the Board of Directors. No shares of preferred stock have been issued.

                            ANTI-TAKEOVER PROVISIONS

Bank Regulatory Requirements. Under the Federal Change in Bank Control Act (the "Control Act"), a 60 day prior written notice must be submitted to the FRB if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of a bank holding company, unless the Federal Reserve Bank ("FRB") determines that the acquisition will not result in a change of control. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition. Under the Bank Holding Company Act of 1956, as amended ("BHCA"), a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Under the BHCA, control is generally described to mean the beneficial ownership of 25% or more of the outstanding voting securities of a company, although a presumption of control may exist if a party beneficially owns 10% or more of the outstanding voting securities of a company and certain other circumstances are present.

Classified Board of Directors. Pursuant to the company's Certificate of Incorporation, the Board of Directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year. The Certificate of Incorporation and Bylaws provide that the size of the board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the company.

Stockholder Vote Required to Approve Business Combinations. The Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of the company's outstanding shares of voting stock to approve certain "Business Combinations," and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of shareholders is required in connection with any Business Combination except in cases where the proposed transaction has been approved in advance by a majority of the company's Board of Directors. This provisions of the Certificate of Incorporation applies to any "Business Combination," which is defined to include
(i) any merger or consolidation of the company or any of its subsidiaries with or into any other person; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any other person of substantially all of the assets of the company or combined assets of the company and its subsidiary, or (iii) any offer for the exchange of securities of another entry for the securities of the company.

Evaluation of Offers. The Certificate of Incorporation further provides that the Board of Directors, when evaluating any offer of another "Person", to (i) make a tender or exchange offer for any equity security of the company, (ii) merge or consolidate the company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the company, may, in connection with the exercise of its judgment in determining what is in the best interest of the company, the bank and the shareholders of the company, give due consideration (to the extent permitted by law) to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the company's customers and the bank's present and future account holders, borrowers and employees; on the communities in which the company and the bank operate or are located; and on the ability of the company to fulfill its corporate objectives as a bank holding company and on the ability of the bank to fulfill the objectives of a state chartered stock bank under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the company, the Board of Directors may be in a stronger position to oppose such a transaction if the board concludes that the transaction would not be in the best interest of the company, even if the price offered is significantly greater than the then market price of any equity security of the company.

Amendment of Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation must be approved by a majority vote of the company's Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights and the provisions relating to approval of certain business combinations.

Certain Bylaw Provisions The Bylaws also require a stockholder who intends to nominate a candidate for election to the Board of Directors to give at least 90 days advance notice in writing to the Secretary of the company. The notice provision requires a stockholder wishing to nominate any person or election as a director provide the company with certain information concerning the nominee and the proposing stockholder.


                                 TRANSFER AGENT

         Our transfer agent is Registrar & Transfer Co., 10 Commerce Drive, Cranford, New Jersey 07016. Telephone: (800) 368-5948.


                                  LEGAL MATTERS

         The validity of the shares of the common stock offered by this prospectus will be passed upon for us by Windels Marx Lane & Mittendorf, LLP, New Brunswick, New Jersey.


                                     EXPERTS

         Our consolidated financial statements as of December 31, 2000 and 1999 and for years then ended included in this registration statement and prospectus have been audited by Grant Thornton LLP, independent certified public accountants, whose report is included in this registration statement and prospectus and given upon their authority as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         The company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Exchange Act of 1934, as amended, with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. For further information with respect to the company and the shares of common stock, reference is made to the Registration Statement and the exhibits and schedules attached hereto. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Securities and Exchange Commission also maintains a Website that contains copies of such material. The address of the Securities and Exchange Commission's Website is (http://www.sec.gov). Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS .........................   F-1

FINANCIAL STATEMENTS
    CONSOLIDATED BALANCE SHEETS-FIRST WASHINGTON FINANCIALCORP.
         AND SUBSIDIARY .................................................   F-2

    CONSOLIDATED STATEMENTS OF INCOME-FIRST WASHINGTON FINANCIALCORP.
         AND SUBSIDIARY .................................................   F-3

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY-
         FIRST WASHINGTON FINANCIALCORP AND SUBSIDIARY                      F-4

    CONSOLIDATED STATEMENTS OF CASH FLOW-FIRST WASHINGTON FINANCIALCORP.
         AND SUBSIDIARY .................................................   F-5

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-FIRST WASHINGTON
         FINANCIALCORP. AND SUBSIDIARY ..................................   F-6

               Report of Independent Certified Public Accountants



The Board of Directors and Stockholders
First Washington FinancialCorp


         We have audited the accompanying consolidated balance sheets of First Washington FinancialCorp as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Washington FinancialCorp as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.





Philadelphia, Pennsylvania
February 1, 2001

                         FIRST WASHINGTON FINANCIALCORP
                           Consolidated Balance Sheets

                                                                                           December 31,
                                                                                   -----------------------------
                                                                                       2000             1999
                                                                                   ------------     ------------
ASSETS
    Cash and due from banks                                                        $  8,309,870     $  4,828,620
    Federal funds sold                                                                2,400,000        7,140,000
                                                                                   ------------     ------------
                  Total cash and cash equivalents                                    10,709,870       11,968,620

    Interest bearing deposits with banks                                                476,000           93,000
    Investment securities available-for-sale                                         38,776,008       37,242,890
    Investment securities held-to-maturity (fair value of $14,127,959
       and $6,002,262 in 2000 and 1999, respectively)                                13,957,646        6,085,991
    Mortgage-backed securities available-for-sale                                    47,555,701       43,865,467
    Loans, net                                                                      152,860,409      135,368,043
    Premises and equipment, net                                                       6,455,471        4,448,314
    Accrued interest receivable                                                       1,798,138        1,445,148
    Deferred tax asset, net                                                             903,722        1,211,670
    Other assets                                                                        782,232        1,756,775
                                                                                   ------------     ------------
                  Total assets                                                     $274,275,197     $243,485,918
                                                                                   ============     ============
LIABILITIES
    Deposits
       Non-interest bearing - demand                                               $ 41,435,236     $ 40,664,271
       Interest bearing - demand                                                     23,190,157       15,422,144
       Savings and money market                                                      41,416,213       41,341,152
       Certificates of deposit, under $100,000                                      134,946,632      117,428,176
       Certificates of deposit, $100,000 and over                                     5,697,140        6,518,669
                                                                                   ------------     ------------
                  Total deposits                                                    246,685,378      221,374,412
                                                                                   ------------     ------------
    Securities sold under agreements to repurchase                                    5,755,165        2,979,000
    FHLB advances                                                                     2,500,000        3,000,000
    Accrued interest payable                                                            435,819          350,698
    Other liabilities                                                                   767,925          852,323
                                                                                   ------------     ------------
                  Total other liabilities                                             9,458,909        7,182,021
                                                                                   ------------     ------------
                  Total liabilities                                                 256,144,287      228,556,433
                                                                                   ------------     ------------
STOCKHOLDERS' EQUITY
    Common stock - authorized, 10,000,000 shares of no par value; issued and outstanding, 2,569,371 and 2,566,965 shares in
       2000 and 1999, respectively                                                   16,945,203       16,938,230
    Retained earnings (accumulated deficit)                                           1,322,348         (829,492)
    Accumulated other comprehensive income (loss)                                      (136,641)      (1,179,253)
                                                                                   ------------     ------------
                  Total stockholders' equity                                         18,130,910       14,929,485
                                                                                   ------------     ------------
                  Total liabilities and stockholders' equity                       $274,275,197     $243,485,918
                                                                                   ============     ============

The accompanying notes are an integral part of these statements.

                         FIRST WASHINGTON FINANCIALCORP
                        Consolidated Statements of Income

                                                                                   For the years ended December 31,
                                                                                   --------------------------------
                                                                                       2000              1999
                                                                                    -----------      -----------

INTEREST INCOME
    Loans, including fees                                                           $12,592,773      $10,942,061
    Investment and mortgage-backed securities                                         5,307,433        4,501,970
    Federal funds sold                                                                  513,450          267,791
    Deposits with banks                                                                   6,569            6,510
                                                                                    -----------      -----------
           Total interest income                                                     18,420,225       15,718,332
                                                                                    -----------      -----------
INTEREST EXPENSE
    Deposits                                                                          9,091,315        7,352,717
    Borrowed funds                                                                      423,428          223,672
                                                                                    -----------      -----------
           Total interest expense                                                     9,514,743        7,576,389
                                                                                    -----------      -----------
           Net interest income                                                        8,905,482        8,141,943
PROVISION FOR LOAN LOSSES                                                               255,000          210,000
                                                                                    -----------      -----------
           Net interest income after provision for loan losses                        8,650,482        7,931,943
                                                                                    -----------      -----------
NON-INTEREST INCOME
    Service fees on deposit accounts                                                    902,776          844,347
    Other service charges and fees                                                      105,293           55,618
    Fee income on sales of mortgages                                                    175,463          389,162
    Other                                                                               242,755          130,132
                                                                                    -----------      -----------
           Total non-interest income                                                  1,426,287        1,419,259
                                                                                    -----------      -----------
NON-INTEREST EXPENSE
    Salaries                                                                          3,371,575        3,261,076
    Employee benefits                                                                   677,955          622,779
    Occupancy expense                                                                   892,259          780,350
    Other                                                                             2,656,811        2,419,121
                                                                                    -----------      -----------
           Total non-interest expense                                                 7,598,600        7,083,326
                                                                                    -----------      -----------
           Income before income tax expense                                           2,478,169        2,267,876
INCOME TAX EXPENSE                                                                      326,329          333,000
                                                                                    -----------      -----------
           NET INCOME                                                               $ 2,151,840      $ 1,934,876
                                                                                    ===========      ===========
PER SHARE DATA
           NET INCOME - BASIC                                                       $      0.84      $      0.75
                                                                                    ===========      ===========
           NET INCOME - DILUTED                                                     $      0.81      $      0.72
                                                                                    ===========      ===========

The accompanying notes are an integral part of these statements.

                         FIRST WASHINGTON FINANCIALCORP
            Consolidated Statement of Changes in Stockholders' Equity
                 For the years ended December 31, 2000 and 1999

                                                                      Accumulated
                                                                         other                          Total
                                         Common      Accumulated     comprehensive   Comprehensive   stockholders'
                                         stock         deficit       income (loss)      income         equity
                                        --------     -----------     -------------   -------------   -------------
Balance at January 1, 1999            $15,098,638    $  (920,046)    $    174,884     $         -     $14,353,476
    Net income                                  -      1,934,876                -       1,934,876       1,934,876
    5% stock dividend (91,431 shares)   1,839,592     (1,844,322)               -                          (4,730)
    Other comprehensive income (loss),
       net of reclassification
       adjustments and taxes                    -              -       (1,354,137)     (1,354,137)     (1,354,137)
                                                                                      -----------
    Total comprehensive income                  -              -                -     $   580,738               -
                                      -----------    -----------     ------------     ===========     -----------
Balance at December 31, 1999           16,938,230       (829,492)      (1,179,253)                     14,929,485
    Net income                                -        2,151,840                -     $ 2,151,840       2,151,840
    Stock options exercised                10,000              -                -               -          10,000
    Payment on fractional shares for
       4 for 3 stock split                 (3,027)             -                -               -          (3,027)
    Other comprehensive income, net
       of reclassification
       adjustments and taxes                    -              -        1,042,612       1,042,612       1,042,612
                                                                                      -----------
    Total comprehensive income                  -              -                -     $ 3,194,452               -
                                      -----------    -----------     ------------     ===========     -----------
Balance at December 31, 2000          $16,945,203    $ 1,322,348     $   (136,641)                    $18,130,910
                                      ===========    ===========     ===========                      ===========

The accompanying notes are an integral part of this statement.

                         FIRST WASHINGTON FINANCIALCORP
                      Consolidated Statements of Cash Flows

                                                                                  For the years ended December 31,
                                                                                  --------------------------------
                                                                                       2000              1999
                                                                                    -----------      -----------
OPERATING ACTIVITIES
    Net income                                                                      $ 2,151,840      $ 1,934,876
    Adjustments to reconcile net income to net cash provided
           by operating activities
       Depreciation and amortization                                                    539,240          428,840
       Provision for loan losses                                                        255,000          210,000
       Amortization of premium on investment securities                                  88,886           83,186
       Amortization of premium on mortgage-backed securities                             86,303          134,635
       Accretion of discount on investment securities                                    (6,574)          (6,294)
       Accretion of discount on mortgage-backed securities                              (92,526)         (97,325)
       Increase in accrued interest receivable                                         (352,990)        (285,254)
       (Decrease) increase in other assets                                              706,398       (2,508,623)
       Increase in accrued interest payable                                              85,121           30,002
       Increase (decrease) in other liabilities                                         (84,398)         231,254
                                                                                    -----------      -----------
                  Net cash provided by operating activities                           3,376,300          155,297
                                                                                    -----------      -----------
INVESTING ACTIVITIES
    Maturities (purchases) of interest bearing deposits with banks, net                (383,000)               -
    Purchases of investment securities available-for-sale                            (7,937,573)     (18,795,390)
    Purchases of investment securities held-to-maturity                              (8,682,744)      (1,000,000)
    Proceeds from maturities of investment securities available-for-sale              3,622,832        5,883,786
    Proceeds from maturities of investment securities held-to-maturity                  735,000        1,939,012
    Purchases of mortgage-backed securities available-for-sale                      (13,041,122)     (19,390,400)
    Repayments of principal on investment securities available-for-sale               3,802,650        6,471,931
    Repayments of principal on mortgage-backed securities
       available-for-sale                                                             9,948,566       10,077,809
    Net increase in loans                                                           (17,747,366)     (21,092,371)
    Purchases of premises and equipment                                              (2,546,397)        (808,100)
                                                                                    -----------      -----------
                  Net cash used in investing activities                             (32,229,154)     (36,713,723)
                                                                                    -----------      -----------
FINANCING ACTIVITIES
    Issuance of common stock                                                             10,000                -
    Payment for fractional shares                                                        (3,027)          (4,730)
    Net increase in demand deposits and savings accounts                              8,614,039       13,692,701
    Net increase in certificates of deposit                                          16,696,927       22,060,530
    Net increase (decrease) in borrowed funds                                         2,276,165         (500,000)
                                                                                    -----------      -----------
                  Net cash provided by financing activities                          27,594,104       35,248,501
                                                                                    -----------      -----------
Net decrease in cash and cash equivalents                                            (1,258,750)      (1,309,925)
Cash and cash equivalents, beginning of year                                         11,968,620       13,278,545
                                                                                    -----------      -----------
Cash and cash equivalents, end of year                                              $10,709,870      $11,968,620
                                                                                    ===========      ===========

The accompanying notes are an integral part of these statements.

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First Washington FinancialCorp (the Company) was formed to operate as a bank holding company. Concurrently with its formation in 1998, the Company issued one share of its common stock in exchange for one share of common stock of First Washington State Bank (the Bank). The formation of the holding company called for a conversion of par value from $5.00 to no par value.

    The Bank is a New Jersey-chartered commercial bank. The Bank provides banking services to individual and corporate customers through its eleven branches in Mercer, Ocean, and Monmouth Counties, New Jersey.

    The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, and credit unions actively compete for savings and time deposits, and for types of loans. Such institutions, as well as consumer finance, insurance, and brokerage firms, may be considered competitors of the Bank with respect to one or more of the services it provides.

    The Bank is subject to regulations of certain state and federal agencies and, accordingly, is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

    1.  Basis of Financial Statement Presentation

    The accounting and reporting policies of the Bank conform with accounting principles generally accepted in the United States and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiaries, FWS Holdings, Inc. and Windsor Realty Holdings, Inc. All intercompany balances and transactions have been eliminated.

    In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ significantly from those estimates.

    The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. Under current conditions, management has determined that the Company and its subsidiaries operate in one business segment, community banking.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    2. Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

    The Bank accounts for its transfers and servicing financial assets in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities.

    In September 2000, the Financial Accounting Standards Board issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," replacing SFAS No. 125. This new statement revises the standard for accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The new standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings. The Company is required to adopt this new standard by March 31, 2001 and management does not expect this new standard to have a material impact upon the Company's consolidated financial statements.

    3.  Financial Instruments

    The Bank accounts for its financial instruments in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans, and deposits.

    4.  Cash and Cash Equivalents

    Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

    Cash paid during the year for interest and income taxes are as follows:

                                                          2000          1999
                                                       ----------    ----------
          Interest                                     $9,429,622    $7,546,387
          Income taxes                                 $  466,920    $  486,400

    5.  Investment and Mortgage-Backed Securities

    The Bank accounts for its investment and mortgage-backed securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires investments in securities to be classified in one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Bank does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of stockholders' equity and excluded from the determination of net income.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    In June 1998, the SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. It was amended in June, 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS No. 133). SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS No. 133 an entity may designate a derivative as a hedge of exposure to either changes in: (a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. SFAS No. 133 is required for all fiscal quarters or fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133 effective July 1, 2000. No adjustment was required as a result of the change in accounting principle.

    SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The company did not hold any derivative financial instruments as defined by SFAS No. 119 at December 31, 2000 or 1999.

    6.  Loans and Allowance for Loan Losses

    Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding. The allowance for loan losses is established through a provision for possible loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

    Accrual of interest is discontinued on a loan when principal and interest become 90 days or more past due and when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Once a loan is placed on non-accrual status, interest previously accrued and uncollected is charged to operations and interest is included in income thereafter only to the extent actually received in cash.

    The Bank accounts for its impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    7.  Premises and Equipment

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets.

    8.  Income Taxes

    Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

    The Company and its Subsidiaries file a consolidated federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis.

    9.  Earnings Per Share

    The Company follows the provisions of SFAS No. 128, "Earnings Per Share," which eliminates primary and fully diluted earnings per share (EPS) and requires presentation of basic and diluted EPS in conjunction with the disclosure of the methodology used in computing such EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

    EPS is computed based on the weighted average number of shares of common stock outstanding, after giving retroactive effect to a 5% stock dividend declared on August 11, 1999 and a 4-for-3 stock split declared on September 13, 2000.

    10.  Advertising Costs

    The Company expenses advertising costs as incurred.

    11.  Stock Options

    The Company accounts for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation." The standard contains a fair value-based method for valuing stock-based compensation that entities may use, and measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company's stock option plans are accounted for under APB Opinion No. 25.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    All stock option information has been revised to give retroactive effect to a 5% stock dividend declared on August 11, 1999 and a 4-for-3 stock split declared on September 13, 2000.

    12.  Comprehensive Income

    The Company follows SFAS No. 130, "Reporting Comprehensive Income." This standard established new standards for reporting comprehensive income which includes net income as well as certain other items which result in a change to equity during the period.

    The income tax effects allocated to comprehensive income (loss) is as follows for the following years ended:

                                                                                    December 31, 2000
                                                                         ---------------------------------------
                                                                          Before tax        Tax      Net of tax
                                                                            amount        expense      amount
                                                                         -----------   -----------   -----------
       Unrealized gains on securities
          Unrealized holding gains (losses) arising during period        $ 1,618,705   $  (576,093)  $ 1,042,612
          Less reclassification adjustment for gains
              realized in net income                                               -             -             -
                                                                         -----------   -----------   -----------
       Other comprehensive income, net                                   $ 1,618,705   $  (576,093)  $ 1,042,612
                                                                         ===========   ===========   ===========


                                                                                    December 31, 1999
                                                                         ---------------------------------------
                                                                          Before tax        Tax      Net of tax
                                                                            amount        expense      amount
                                                                         -----------   -----------   -----------
       Unrealized losses on securities
          Unrealized holding losses arising during period                $(2,083,288)  $   729,151   $(1,354,137)
          Less reclassification adjustment for gains
              realized in net income                                               -             -             -
                                                                         -----------   -----------   -----------

       Other comprehensive income (loss), net                            $(2,083,288)  $   729,151   $(1,354,137)
                                                                         ===========   ===========   ===========

    13.  Reclassifications

    Certain 1999 amounts have been reclassified to conform to the 2000 presentation.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE B - INVESTMENT SECURITIES

    The amortized cost, unrealized gains and losses, and fair value of the Bank's available-for-sale and held-to-maturity investment securities are as follows:

                                                                                2000
                                                    ------------------------------------------------------------
                                                                        Gross            Gross
                                                      Amortized        unrealized      unrealized       Fair
                                                        cost             gains           losses         value
                                                      ---------        ----------      ----------      -------
       Investment securities available-for-sale
          U.S. Government and agencies securities   $ 8,240,920        $  28,123       $  (12,290)  $  8,256,753
          Federal Home Loan Bank stock                  799,700                -                -        799,700
          State and municipal obligations            26,718,558          139,015         (186,466)    26,671,107
          Corporate securities                           80,000                -                -         80,000
          Other                                       2,968,246            1,065             (863)     2,968,448
                                                    -----------        ---------       ----------   ------------
                                                    $38,807,424        $ 168,203       $ (199,619)  $ 38,776,008
                                                    ===========        =========       ==========   ============

       Investment securities held-to-maturity
          U.S. Government and agency securities     $ 6,276,061        $  64,410       $        -   $  6,340,471
          State and municipal obligations             7,681,585          105,903                -      7,787,488
                                                    -----------        ---------       ----------   ------------
                                                    $13,957,646        $ 170,313       $        -   $ 14,127,959
                                                    ===========        =========       ==========   ============

                                                                                1999
                                                    ------------------------------------------------------------
                                                                         Gross            Gross
                                                      Amortized        unrealized      unrealized       Fair
                                                        cost             gains           losses         value
                                                      ---------        ----------      ----------      -------
       Investment securities available-for-sale
          U.S. Government and agencies securities   $ 4,642,078        $     850       $   (77,129) $  4,565,799
          Federal Home Loan Bank stock                  622,500                -                 -       622,500
          State and municipal obligations            31,113,805                -          (971,547)   30,142,258
          Corporate securities                           12,000                -                 -        12,000
          Other                                       1,904,950                -            (4,617)    1,900,333
                                                    -----------        ---------       -----------  ------------
                                                    $38,295,333        $     850       $(1,053,293) $ 37,242,890
                                                    ===========        =========       ===========  ============

       Investment securities held-to-maturity
          U.S. Government and agencies securities   $ 2,395,198        $   5,234       $   (80,131) $  2,320,301
          State and municipal obligations             3,690,793                -            (8,832)    3,681,961
                                                    -----------        ---------       -----------  ------------
                                                    $ 6,085,991        $   5,234       $   (88,963) $  6,002,262
                                                    ===========        =========       ===========  ============

    Realized gains on sales of investment securities available-for-sale were $-0- in 2000 and 1999.

    The amortized cost and fair value of the Bank's investment securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE B - INVESTMENT SECURITIES - Continued

                                                                                2000
                                                    ------------------------------------------------------------
                                                         Available-for-sale                Held-to-maturity
                                                    ----------------------------      --------------------------
                                                     Amortized          Fair           Amortized        Fair
                                                       cost             value             cost          value
                                                    -----------      -----------      -----------    -----------
      Investment securities
         Due in one year or less                    $ 8,093,560      $ 8,090,677      $ 4,229,658    $ 4,240,067
         Due in one year to five years                8,866,850        8,894,122        5,120,145      5,175,803
         Due in five years to ten years              15,409,423       15,416,007        4,308,540      4,400,202
         Due after ten years                          5,637,891        5,575,502          299,303        311,887
                                                    -----------      -----------      -----------    -----------
         Equity securities                              799,700          799,700                -              -
                                                    -----------      -----------      -----------    -----------
                                                    $38,807,424      $38,776,008      $13,957,646    $14,127,959
                                                    ===========      ===========      ===========    ===========

    Investment securities having a carrying value of approximately $7,923,000 and $338,000 as of December 31, 2000 and 1999, respectively, were pledged to secure public funds or other purposes required or permitted by law.

NOTE C - MORTGAGE-BACKED SECURITIES

    The amortized cost, unrealized gains and losses, and fair value of the Bank's mortgage-backed securities available-for-sale are as follows:

                                                                                2000
                                                    ------------------------------------------------------------
                                                                         Gross           Gross
                                                      Amortized        unrealized      unrealized       Fair
                                                        cost             gains           losses         value
                                                      ---------        ----------      ----------      -------
       Mortgage-backed securities
              available-for-sale
          Federal National Mortgage
              Association                           $27,831,614        $ 126,608       $(237,486)    $27,720,736
          Federal Home Loan Mortgage
              Corporation                            11,951,283           56,601         (74,116)     11,933,768
          Government National Mortgage
              Association                             7,956,308           11,154         (66,265)      7,901,197
                                                    -----------        ---------       ---------     -----------

                                                    $47,739,205        $ 194,363       $(377,867)    $47,555,701
                                                    ===========        =========       =========     ===========

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE C - MORTGAGE-BACKED SECURITIES - Continued

                                                                                1999
                                                    ------------------------------------------------------------
                                                                        Gross            Gross
                                                      Amortized        unrealized      unrealized       Fair
                                                        cost             gains           losses         value
                                                      ---------        ----------      ----------      -------
       Mortgage-backed securities
              available-for-sale
          Federal National Mortgage
              Association                           $20,950,802       $        -       $ (293,407)    $20,657,395
          Federal Home Loan Mortgage
              Corporation                            17,330,404                -         (421,001)     16,909,403
          Government National Mortgage
              Association                             6,365,443                -          (66,774)      6,298,669
                                                    -----------       ----------       ----------     -----------
                                                    $44,646,649       $        -       $ (781,182)    $43,865,467
                                                    ===========       ==========       ==========     ===========

    The amortized cost and fair value of the Bank's mortgage-backed securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                      Amortized        Fair
                                                                                        cost           value
                                                                                      -----------    -----------
      Mortgage-backed securities available-for-sale
         Due in one year or less                                                      $   266,014    $   264,696
         Due in one year to five years                                                    955,467        948,564
         Due in five years to ten years                                                15,214,717     15,135,473
         Due after ten years                                                           31,303,007     31,206,968
                                                                                      -----------    -----------
                                                                                      $47,739,205    $47,555,701
                                                                                      ===========    ===========

NOTE D - LOANS

    Loans are as follows:

                                                                                          2000          1999
                                                                                     ------------   ------------
      Commercial                                                                     $ 25,118,315   $ 24,558,824
      Real estate - residential                                                        12,664,559     12,366,559
      Real estate - commercial                                                         76,493,496     65,613,352
      Consumer                                                                          2,450,945      1,945,659
      Installment - 1st and 2nd mortgages                                              19,966,713     18,177,825
      Home equity                                                                      17,829,552     14,120,807
                                                                                     ------------   ------------
                                                                                      154,523,580    136,783,026
      Deferred loan fees                                                                  202,034        222,008
      Allowance for possible loan losses                                               (1,865,205)    (1,636,991)
                                                                                     ------------   ------------
          Loans, net                                                                 $152,860,409   $135,368,043
                                                                                     ============   ============

                                   (Continued)
                                      F-13

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE D - LOANS - Continued

    Non-performing assets include loans past due 90 days or more, impaired loans and other real estate owned. The aggregate amount of these assets at December 31, 2000 and 1999, was approximately $266,000 and $7,300, respectively.

    In the ordinary course of business, the Bank has granted loans to stockholders, officers, directors, and their affiliates. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The aggregate approximate amount of these loans outstanding at December 31, 2000 and 1999, was $4,128,000 and $2,453,000, respectively. New loans amounted to approximately $2,409,000 and $874,000, and repayments amounted to approximately $734,000 and $825,000 during the years ended December 31, 2000 and 1999, respectively.

    Changes in the allowance for possible loan losses were as follows:

                                              2000            1999
                                           ----------      ----------
      Balance at beginning of year         $1,636,991      $1,466,145
      Provision charged to expense            255,000         210,000
      Net charge-offs                         (26,786)        (39,154)
                                           ----------      ----------
      Balance at end of year               $1,865,205      $1,636,991
                                           ==========      ==========

NOTE E - PREMISES AND EQUIPMENT

    Premises and equipment are as follows:

                                                                    Estimated
                                                                   useful life          2000            1999
                                                                   -----------      -----------      -----------
      Land                                                          Indefinite      $ 1,708,525      $   889,207
      Land and building improvements                                2-15 years        1,543,876        1,351,072
      Building                                                        40 years        3,190,976        2,165,222
      Furniture and equipment                                          5 years        2,648,035        2,139,514
                                                                                    -----------      -----------
                                                                                      9,091,412        6,545,015
      Less accumulated depreciation and amortization                                 (2,635,941)      (2,096,701)
                                                                                    -----------      -----------
                                                                                    $ 6,455,471      $ 4,448,314
                                                                                    ===========      ===========

    Depreciation and amortization charged to operations amounted to approximately $539,000 and $429,000 for the years ended December 31, 2000 and 1999, respectively.

NOTE F - DEPOSITS

    At December 31, 2000, the schedule of maturities of certificates of deposit is as follows:

       2001                                $121,840,372
       2002                                  11,268,910
       2003                                   3,899,759
       2004                                   2,004,192
       2005                                   1,630,539
                                           ------------
                                           $140,643,772
                                           ============

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE G - FEDERAL HOME LOAN BANK ADVANCES

    At December 31, 2000, the Bank had $2,500,000 of advances due to the Federal Home Loan Bank (FHLB). These advances mature as follows $500,000 in 2001; $500,000 in 2002; $500,000 in 2004; $1,000,000 in 2007. The weighted average interest rate was 6.39%.

    At December 31, 1999, the Bank had $3,000,000 of advances due to the FHLB. The weighted average interest rate was 6.33%.

NOTE H - OTHER EXPENSE

    The components of other expense are detailed as follows:

                                                      2000            1999
                                                   ----------      ----------
      Furniture and equipment                      $  551,855      $  455,080
      Data processing                                 269,655         268,201
      FDIC premiums                                    44,982          21,778
      Stationery and printing                         255,771         180,802
      Professional and other fees                     510,603         466,410
      Other                                         1,023,945       1,026,850
                                                   ----------      ----------
                                                   $2,656,811      $2,419,121
                                                   ==========      ==========

NOTE I - INCOME TAXES

    Income tax expense (benefit) is comprised of the following:

                                                      2000            1999
                                                   ----------      ----------
      Federal
         Current                                   $ 481,851       $ 444,839
         Deferred                                   (159,795)       (170,691)
                                                   ---------       ---------
                                                     322,056         274,148
                                                   ---------       ---------
      State
         Current                                     112,623          96,912
         Deferred                                   (108,350)        (38,060)
                                                   ---------       ---------
                                                       4,273          58,852
                                                   ---------       ---------
                                                   $ 326,329       $ 333,000
                                                   =========       =========

    A reconciliation of the difference between the effective rate and statutory rate is as follows:

                                                      2000           1999
                                                   ----------     ----------

      Federal income tax at statutory rate         $ 842,578      $ 771,078
      Tax-exempt interest                           (493,506)      (498,227)
      State income taxes, net of federal
        income tax benefit                            74,331         63,962
      Other                                          (97,074)        (3,813)
                                                   ---------      ---------
                                                   $ 326,329      $ 333,000
                                                   =========      =========

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE I - INCOME TAXES - Continued

    Net deferred tax assets and liabilities consist of the following:

                                                                                      2000            1999
                                                                                   ----------      -----------
       Deferred tax assets
          Provision for loan losses                                                $  719,357      $   619,799
          Other, primarily state net operating loss carryforwards                     117,974            4,345
          Basis of premises and equipment                                              82,292           45,263
          Unrealized loss on securities available-for sale                             78,279          654,372
          Alternative minimum tax credit                                              169,300           84,623
                                                                                   ----------      -----------

                                                                                    1,167,202        1,408,402
                                                                                   ----------      -----------
       Deferred tax liabilities
          Deferred loan costs                                                        (119,600)        (117,570)
          Discount accretion                                                         (143,880)         (79,162)
                                                                                   ----------      -----------

                                                                                     (263,480)        (196,732)
                                                                                   ----------      -----------
                  Net deferred tax asset                                           $  903,722      $ 1,211,670
                                                                                   ==========      ===========

NOTE J - EARNINGS PER SHARE

    The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                                         For the year ended December 31, 2000
                                                                   -----------------------------------------------
                                                                     Income             Shares          Per share
                                                                   (numerator)      (denominator)         amount
                                                                   -----------      -------------       ----------
       Basic EPS
          Income available to common stockholders                    $ 2,151,840       2,568,231         $ 0.84

       Effect of dilutive securities
          Options                                                              -          99,893          (0.03)
                                                                     -----------       ---------         ------
       Diluted EPS
          Income available to common stockholders
              plus assumed conversions                               $ 2,151,840       2,668,124         $ 0.81
                                                                     ===========      ==========         ======

    126,054 options to purchase shares of common stock with exercise prices ranging from $16.00 to $21.00 per share were not included in the computation of 2000 diluted EPS because the exercise price was greater than the average market price of the common stock.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE J - EARNINGS PER SHARE - Continued

                                                                         For the year ended December 31, 1999
                                                                   -----------------------------------------------
                                                                     Income             Shares          Per share
                                                                   (numerator)      (denominator)         amount
                                                                   -----------      -------------       ----------
       Basic EPS
          Income available to common stockholders                    $ 1,934,876       2,566,965         $ 0.75

       Effect of dilutive securities
          Options                                                              -         104,457          (0.03)
                                                                     -----------       ---------         ------
       Diluted EPS
          Income available to common stockholders
              plus assumed conversions                               $ 1,934,876       2,671,422         $ 0.72
                                                                     ===========       =========         ======

    84,402 options to purchase shares of common stock with exercise prices ranging from $16.00 to $17.06 per share were not included in the computation of 1999 diluted EPS because the exercise price was greater than the average market price of the common stock.

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS
         OF CREDIT RISK

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    The Bank had the following approximate off-balance-sheet financial instruments whose contract amounts represent credit risk at December 31:

                                                   2000            1999
                                                -----------     -----------
        Commitments to extend credit            $48,558,000     $38,660,000
        Standby letters of credit               $ 2,016,000     $ 2,191,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include Small Business Administration guarantees, deposit accounts at the Bank, marketable securities, personal or commercial real estate, accounts receivable, inventory, and equipment.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS
         OF CREDIT RISK - Continued

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers. Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral to support these commitments.

    The Bank provides credit services, predominantly to small businesses and their owners, located within Mercer, Monmouth, and Ocean Counties, New Jersey. Substantially all of the loans outstanding at December 31, 2000 and 1999, are real estate related and the collateral is primarily located within the above-mentioned area. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic stability of this region.

NOTE L - LEASE COMMITMENTS

    The Bank has entered into several non-cancelable operating lease agreements for its banking facilities. Additionally, the Bank is responsible for pro rata operating expense escalations. The approximate minimum annual rental payments at December 31, 2000, under these leases are as follows:

       2001                                     $   329,000
       2002                                         341,000
       2003                                         353,000
       2004                                         365,000
       2005                                         377,000
       Thereafter                                 2,045,000
                                                -----------
                                                $ 3,810,000
                                                ===========

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Bank had to use significant estimations and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Bank.

    Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

    Estimated fair values have been determined by the Bank using the best available data and an estimation methodology suitable for each category of financial institutions. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2000 and 1999, respectively, are outlined below.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

    For cash and due from banks, federal funds sold, and interest bearing deposits with banks, the recorded book value of approximately $11,186,000 and $12,062,000 approximates fair value at December 31, 2000 and 1999, respectively. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

    The fair values of loans are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates fair value.

                                                                2000                             1999
                                                   -----------------------------     -----------------------------
                                                                     Estimated                         Estimated
                                                      Carrying         fair            Carrying          fair
                                                       amount          value            amount           value
                                                   ------------     ------------     ------------     ------------
       Investment and mortgage-backed
         securities                                $100,289,000     $100,460,000     $ 87,194,000     $ 87,111,000

       Loans                                       $154,726,000     $155,026,000     $137,005,000     $134,032,000

    The estimated fair values of demand deposits (i.e., interest and non-interest bearing checking accounts, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts, and certificates of deposit approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

                                                                2000                             1999
                                                   -----------------------------     -----------------------------
                                                                     Estimated                         Estimated
                                                      Carrying         fair            Carrying          fair
                                                       amount          value            amount           value
                                                   ------------     ------------     ------------     ------------
       Time deposits                               $140,644,000     $139,143,000     $123,947,000     $123,959,000

    The fair values securities under agreements to repurchase totaling approximately $5,755,000 and $2,979,000 and of the FHLB advances totaling approximately $2,500,000 and $3,000,000 are estimated to approximate their recorded book balances at December 31, 2000 and 1999, respectively.

    There was no material difference between the notional amount and the estimated fair value of off-balance-sheet items which totaled approximately $50,574,000 and $40,851,000 at December 31, 2000 and 1999, respectively, and primarily comprise unfunded loan commitments which are generally priced at market at the time of funding.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE N - STOCK OPTION PLANS

    The Board of Directors adopted the First Washington State Bank 1997 Stock Option Plan (the 1997 Stock Option Plan). Participation in the Plan is limited to directors and key employees of the Company and any of its subsidiaries. The Plan provides for the issuance of both Incentive Stock Options and Non-Qualified Stock Options. The Plan provided for an aggregate of 332,668 shares of common stock to be issued pursuant to stock options granted under the Plan. Effective with the approval of the 1997 Stock Option Plan, all 38,488 options previously granted under the 1991 Stock Option Plan are now considered granted under the 1997 Stock Option Plan and the 1991 Stock Option Plan was terminated.

    In December 1999, the Board of Directors adopted the First Washington Financial Corp 1999 Stock Option Plan (the Plan). Plan participation is limited to Directors of the Company and any of its subsidiaries. The Plan provides for the issuance of both Incentive Stock Options and Non-Qualified Stock Options. The Plan provides for an aggregate of 66,667 shares of common stock to be issued pursuant to Stock Options granted under the Plan. Generally, options will vest at rates varying from 20% per year, (full vesting after 5 years), except for these options which vested immediately in the year of grant.

    The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans. Had compensation cost for the plans been based on the fair value of the options on the grant date consistent with SFAS No. 123, the Company's net earnings and earnings per common share would have been reduced to the pro forma amounts indicated below:

                                                       2000              1999
                                                   -----------       -----------
       Net income              As reported         $ 2,152,000       $ 1,935,000
                               Pro forma           $ 2,115,000       $ 1,416,000

       Basic EPS               As reported             $  0.84           $  0.75
                               Pro forma               $  0.82           $  0.57

       Diluted EPS             As reported             $  0.81           $  0.72
                               Pro forma               $  0.80           $  0.53

    These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants before October 1, 1995. The fair value of these options is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.13% and 5.28% in 2000 and 1999, respectively; and expected life of 10 for both years.

    A summary of the status of the Company's fixed stock option plan for the years ended December 31, 2000 and 1999, and changes during the years ending on those dates is presented below.


                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE N - STOCK OPTION PLANS - Continued

                                                                            2000                   1999
                                                                    --------------------     -------------------
                                                                                Weighted                Weighted
                                                                                average                 average
                                                                                exercise                exercise
                                                                    Shares       price        Shares     price
                                                                    ------      --------      ------    --------
       Outstanding at beginning of year                             285,638    $  10.40       209,669   $   8.36
       Granted                                                        9,412       17.13        91,420      16.52
       Cancelled                                                       (666)      16.69       (15,451)     16.36
       Exercised                                                     (2,406)       4.16             -          -
                                                                    -------                  --------

       Outstanding at end of year                                   291,978    $  10.91       285,638   $  10.40
                                                                    =======    ========      ========   ========

       Options exercisable at year-end                              204,218    $   8.17       185,244   $   7.16
                                                                    =======    ========      ========   ========
       Weighted average fair value of
           options granted during the year                                     $   7.83                 $   6.77
                                                                               ========                 ========

    The following table summarizes information concerning options outstanding at December 31, 2000:

                            Options outstanding                                   Options exercisable
----------------------------------------------------------------------      -------------------------------
                                            Weighted
                                            average          Weighted                             Weighted
                                          remaining           average                              average
       Range of          Number           contractual        exercised         Number             exercise
   exercise prices    outstanding         life (years)         price        exercisable            price
   ---------------    -----------         -----------        ---------      -----------          ---------
 $ 3.12                  35,281             1.69               $ 3.12           35,281             $ 3.12
 $ 7.21  -  $ 7.63      132,713             6.23               $ 7.25          132,713             $ 7.25
 $11.85  -  $17.06      122,484             8.50               $16.47           36,224             $16.47
 $21.00                   1,500             9.79               $21.00                -             $    -
                        -------                                                -------
                        291,978                                                204,218
                        =======                                                =======

NOTE O - EMPLOYEE BENEFIT PLAN

    The Bank has a defined contribution plan 401(k) covering all employees, as defined under the plan document. Employees may contribute up to 15% of compensation, as defined under the plan document. The Bank can make discretionary contributions. The Bank contributed approximately $45,000 and $31,000 into the plan in 2000 and 1999, respectively.

NOTE P - REGULATORY MATTERS

    State Banking statutes restrict the amount of dividends on capital stock. Accordingly, no dividends shall be paid by the Bank on its capital stock unless following the payment of such dividends, the capital stock of the Bank will be unimpaired, and (1) the Bank will have a surplus of not less than 50% of its capital, or, if not, (2) the payment of such dividend will not reduce the surplus of the Bank.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE P - REGULATORY MATTERS - Continued

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2000, management believes that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

    The Company and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                           To be well
                                                                                        capitalized under
                                                               For capital              prompt corrective
                                       Actual                adequacy purposes          action provisions
                               ---------------------      -----------------------    -----------------------
                                 Amount       Ratio          Amount        Ratio       Amount         Ratio
                               ----------    -------      -----------    --------    ----------      -------
As of December 31, 2000
   Total capital (to risk-
       weighted assets)        $20,114,815    11.00%      $14,627,025      8.00%     $18,283,781      10.00%
   Tier I capital (to risk-
       weighted assets)         18,249,610     9.98%        7,313,512      4.00%      10,970,268       6.00%
   Tier I capital (to
       average assets)          18,249,610     6.74%       10,830,019      4.00%      13,537,524       5.00%

As of December 31, 1999
   Total capital (to risk-
       weighted assets)        $17,730,247    10.43%      $13,594,087      8.00%     $16,992,609      10.00%
   Tier I capital (to risk-
       weighted assets)         16,093,256     9.47%        6,797,043      4.00%      10,195,565       6.00%
   Tier I capital (to
       average assets)          16,093,256     6.56%        9,808,555      4.00%      12,260,694       5.00%

                                   (Continued)

No dealer, salesperson or any other person has been authorized to give                    _____________________ Shares
information or make any representation not contained in this prospectus in                Common Stock
connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by company or
underwriter. This prospectus does not constitute an offer to sell or a                    FIRST WASHINGTON FINANCIALCORP
solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date hereof or that
information contained herein is current as of any time subsequent to such date.                          P R O S P E C T U S



Until _____________, 2001, all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





                                                                                                        _______________, 2001


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

Article VI of the Corporation's Certificate of Incorporation provides as follows:

            Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this paragraph shall not adversely affect any then existing right or protection of a director or officer of the Corporation.

Article VII of the Corporation's Certificate of Incorporation provides as follows:

         Article VII of the Certificate of Incorporation of the Company provides that the Company shall indemnify its present and former officers, directors, employees and agents and persons serving at its request against expenses, including attorneys' fees, judgments, fines or amounts paid in settlement incurred in connection with any pending or threatened civil or criminal proceedings to the fullest extent permitted by the New Jersey Business Corporation Act. Article VII also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the Company to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the Company would have the power to indemnify him under the provisions of Article
         VII. The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" for any other enterprise at the request of the corporation. With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court II-1 in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct. The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the stockholders. A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.


Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee and the NASD Filing Fee) are estimated.

         SEC Registration Fee                                          $   1,500
         Printing and Engraving Costs                                      6,000
         Legal Fees and Expenses                                          50,000
         Accounting Fees and Expenses                                     35,000
         Transfer Agent and Registrar Fees and Expenses                    2,500
         Miscellaneous                                                     5,000
                                                                       ---------

                  TOTAL                                                 $100,000

Item 26.  Recent Sales of Unregistered Securities

         Other than as described below, there have been no securities of the Company sold or issued within the past three years that were not registered under the Securities Act of 1933, as amended (the "Securities Act"): In June of 2000, the Company issued 2,406 shares of Common Stock upon the exercise of stock options. The aggregate proceeds were $10,001. The transaction was exempt from registration pursuant to SEC Rule 701.

Item 27.  Exhibits

                                Exhibits List
                                -------------

Number    Description of Exhibits
------    -----------------------

3.1 Certificate of Incorporation of First Washington FinancialCorp, a New Jersey corporation
3.2       Certificate of Incorporation of First Washington State Bank
3.3       Bylaws of First Washington FinancialCorp
3.4       Bylaws of First Washington State Bank
4.1       Form of Common Stock Certificate
4.2       1997 Stock Option Plan
4.3       1999 Stock Option Plan
5         Opinion of Windels Marx Lane & Mittendorf, LLP
10 Change of Control Agreement between First Washington FinancialCorp. and C. Herbert Schneider
21        Subsidiaries of the Registrant
23.1      Consent of Windels Marx Lane & Mittendorf, LLP (see Exhibit 5)
23.2      Consent of  Grant Thornton, LLP, as auditor to First Washington
          FinancialCorp
24        Power of Attorney
99(a)     Form of Subscription Agreement
99(b)     Form of Cover Letter
99(c)     Form of Question & Answer Brochure

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Windsor, State of New Jersey, on the 10th day of April, 2001.


                                               FIRST WASHINGTON FINANCIALCORP

                                               /s/ Abraham S. Opatut
                                               ---------------------
                                               ABRAHAM S. OPATUT
                                               Chairman of the Board


                                              /s/ Harry Horowitz
                                              ------------------
                                              HARRY HOROWITZ
                                              Vice Chairman of the Board


                                              /s/ James N. Corcodilos
                                              -----------------------
                                              JAMES N. CORCODILOS
                                              Director


                                              /s/ James R. Johnson, Jr.
                                              -------------------------
                                              JAMES R. JOHNSON, JR.
                                              Director


                                              /s/ Jerry Kokes
                                              ---------------
                                              JERRY KOKES
                                              Director


                                              /s/ Joe J. Mayes
                                              ----------------
                                              JOE J. MAYES
                                              Director


                                              /s/ C. Herbert Schneider
                                              ------------------------
                                              C. HERBERT SCHNEIDER
                                              President, Chief Executive Officer
                                              and Director
                                              (Principal Executive Officer)

                                              /s/ Ross Wishnick
                                              -----------------
                                              ROSS WISHNICK
                                              Director

                                              /s/ Lewis H. Foulke
                                              -------------------
                                              LEWIS H. FOULKE
                                              Vice President - Treasurer
                                              (Principle Financial
                                               and Accounting Officer)